Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

HEWLETT PACKARD ENTERPRISE COMPANY,

a Delaware corporation;

SATELLITE ACQUISITION SUB, INC.,

a Delaware corporation; and

SILICON GRAPHICS INTERNATIONAL CORP.,

a Delaware corporation

Dated as of August 11, 2016

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Section 3.	Representations and Warranties of Parent and Acquisition Sub	48

3.1	Valid Existence, Etc.	48
3.2	Authority; Binding Nature of Agreement	48
3.3	Non-Contravention	49
3.4	Information Supplied	49
3.5	Sufficiency of Funds	49
3.6	Financial Advisor	49
3.7	Acquisition Sub	50
3.8	Legal Proceedings	50
3.9	No Other Representations or Warranties	50

Section 4.	Certain Covenants of the Company	50

4.1	Access and Investigation	50
4.2	Operation of the Company’s Business	52
4.3	No Solicitation	57
4.4	Preparation of Proxy Statement; Stockholder Meeting	61
4.5	Stock Options and ESPP	62
4.6	FIRPTA	64

Section 5.	Additional Covenants of the Parties	64

5.1	Takeover Statutes	64
5.2	Regulatory Approvals; Consents	64
5.3	Employee Benefits	66
5.4	Indemnification of Officers and Directors	67
5.5	Public Announcement	68
5.6	Stockholder Litigation	69
5.7	Section 16 Matters	69
5.8	Resignation of Officers and Directors	69
5.9	Removal of All Encumbrances	69
5.10	Delisting	69

Section 6.	Conditions Precedent to the Merger	70

6.1	Conditions to Obligations of Each Party to Effect the Merger	70
6.2	Additional Conditions to Obligations of Parent and Acquisition Sub	70
6.3	Additional Conditions to Obligations of the Company	72

Section 7.	Termination	72

7.1	Termination	72
7.2	Effect of Termination	74
7.3	Expenses; Termination Fees	74

Section 8.	Miscellaneous Provisions	75

8.1	Amendment	75
8.2	Waiver	75
8.3	No Survival of Representations and Warranties	75
8.4	Entire Agreement; Counterparts	76
8.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	76

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8.6	Disclosure Schedule	76
8.7	Attorneys’ Fees	77
8.8	Assignability	77
8.9	Notices	77
8.10	Severability	78
8.11	Enforcement	78
8.12	Construction	78

EXHIBITS

Exhibit A    -    Certain Definitions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 11, 2016, by and among: Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”); Satellite Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and Silicon Graphics International Corp., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the respective boards of directors of Parent, Acquisition Sub and the Company have each approved the merger of Acquisition Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of Company Common Stock, other than the shares to be cancelled pursuant to this Agreement and the Dissenting Shares, will be converted into the right to receive the Merger Price in cash, without interest;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Contemplated Transactions;

WHEREAS, the board of directors of Acquisition Sub has (a) determined that this Agreement and the Contemplated Transactions are in the best interests of Sub and its sole stockholder, (b) approved this Agreement and the Contemplated Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole stockholder of Acquisition Sub adopt this Agreement;

WHEREAS, Parent, as sole stockholder of Acquisition Sub, shall adopt this Agreement immediately following the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company has (a) determined that the Contemplated Transactions are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the consummation by the Company of the Contemplated Transactions, and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the stockholders of the Company vote to adopt this Agreement and approve the Merger (the “Company Board Recommendation”);

WHEREAS, in order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company (including all directors and executive officers of the Company) are executing and delivering voting agreements in favor of Parent and Acquisition Sub (the “Voting Agreements”), and the Company’s board of directors has approved the Voting Agreements; and

WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions and also to prescribe various conditions to the Contemplated Transactions;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE MERGER

1.1 Merger of Acquisition Sub into the Company. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions, including Section 259, of the DGCL.

1.3 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Road, Building 1, Palo Alto, California 94304, at 10:00 a.m. Pacific time on a date to be specified by the Company and Parent (the “Closing Date”), which date shall be as soon as practicable and in no event later than the second Business Day after the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of those conditions), unless another place, time or date is agreed to in writing by the parties.

1.4 Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Silicon Graphics International Corp.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements;

(b) the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by any wholly owned Company Subsidiary shall remain issued and outstanding and no consideration shall be delivered in exchange therefor;

(iii) any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iv) except as provided in clauses “(i),” “(ii)” and “(iii)” above and subject to Section 1.7(b), Section 1.7(c) and Section 1.8, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share of Company Common Stock) $7.75 in cash (the “Merger Price”), without interest thereon and subject to any required Tax withholding in accordance with Section 1.7(e); and

(v) each share of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) If, during the Pre-Closing Period, the outstanding shares of Company Common Stock, as the case may be, are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Merger Price shall be appropriately adjusted.

1.7 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) to receive the funds for purposes of effecting the payment and distribution of the Merger Price contemplated by Section 1.6(a)(iv). Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Price payable pursuant to Section 1.6(a)(iv) in exchange for outstanding shares of Company Common Stock. Such funds deposited with the Paying Agent are referred to herein as the “Payment Fund.” The Payment Fund shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Payment Fund includes cash sufficient to satisfy the Parent’s obligation to pay the Merger Price under this Agreement. In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 1.7(b), the Parent shall, or shall cause the Surviving Corporation to, deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of shares of Company Common Stock for the Merger Price and other amounts contemplated by this Agreement.

(b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Stock Certificates or Book-Entry Shares. Upon surrender of a Stock Certificate or a Book-Entry Share to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Price payable to such holder pursuant to Section 1.6(a)(iv) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Stock Certificate or Book-Entry Share; and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Merger Price may be made to a Person other than the holder in whose name the Stock Certificate so surrendered is registered, if any such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and such holder shall pay any fiduciary or surety bonds or any transfer or other similar Taxes or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the Merger Price with respect to Book-Entry Shares shall only be made to a Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.7(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Price for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash amount pursuant to Section 1.6(a)(iv), require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Stock Certificates pursuant to the provisions of this Section 1.

(c) Any portion of the Payment Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date that is 12 months after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates who have not theretofore surrendered their Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for payment pursuant to Section 1.6(a)(iv). None of Parent, Acquisition Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(d) At the Effective Time, holders of Stock Certificates or Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.7.

(e) The Paying Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as is required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent any such amounts are so deducted or withheld, and duly and timely deposited with the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Price in accordance with Section 1.6(a)(iv), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Price in accordance with Section 1.6(a)(iv), without interest thereon, upon surrender of a Stock Certificate or Book-Entry Share representing such shares in accordance with Section 1.7, and Parent shall promptly deposit (or cause to be deposited) in the Payment Fund additional cash in an amount sufficient to pay the Merger Price in respect of such shares of Company Common Stock that are no longer Dissenting Shares.

(c) During the Pre-Closing Period, the Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed with the SEC on or after June 26, 2015 and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature) or as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Acquisition Sub as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries except for the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it is or may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) The Company is a corporation duly organized, validly existing and in good standing under the DGCL. Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, except where the failure to be in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Each of the Acquired Corporations has all necessary corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) enter into, and perform its obligations under, Contracts.

(d) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. The Company is not in violation of its certificate of incorporation.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock, and (ii) 12,000,000 shares of Company Preferred Stock, par value $0.001 per share, of which no shares have been issued or are outstanding. As of the close of business on August 9, 2016 (the “Measurement Date”), the Company held 2,315,036 shares of Company Common Stock in its treasury, 38,752,915 shares have been issued and are outstanding, 1,103,903 shares of Company Common Stock are subject to issuance pursuant to Company Options (whether granted and outstanding under the Company Equity Plans or otherwise), 1,755,925 shares of Company Common Stock are subject to issuance pursuant to RSUs (whether performance or time based and whether granted under the Company Equity Plans or otherwise) and 1,340,017 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan, as amended (the “ESPP”). As of the Measurement Date, the Company had no shares of Company Restricted Stock outstanding. None of the Company Subsidiaries holds or has held any shares of the Company’s capital stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company

Common Stock is entitled or subject to any preemptive right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. None of the Company and the Company Subsidiaries are parties to any Contracts relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or equity interests in any Company Subsidiary. Except as set forth in Part 2.3(a) of the Disclosure Schedule, between the Measurement Date and the execution of this Agreement, the Company has not sold or issued any shares of its capital stock, option, award of restricted stock, restricted stock unit, warrant, interest or right (whether or not exercisable, convertible or exchangeable) to acquire any shares of or interest in capital stock or other securities of the Company.

(b) Part 2.3(b)(i) of the Disclosure Schedule sets forth a report generated by the Company’s internal systems as of the Measurement Date, which includes each Company Option outstanding as of the Measurement Date, and is an accurate and complete report that includes the following information: (A) the particular Company Equity Plan or non-plan arrangement pursuant to which such Company Option was granted, if applicable; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) whether the Company Option is intended to qualify as an “incentive stock option” under section 422 of the Code; and (G) the extent to which such Company Option is vested and exercisable as of the date of this Agreement. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company has Made Available to Parent accurate and complete copies of all stock option and equity-based compensation plans pursuant to which any stock options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise) were granted and are outstanding as of the Measurement Date, and the forms of all equity-based award agreements evidencing such options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise). Part 2.3(b)(ii) of the Disclosure Schedule sets forth a report generated by the Company’s internal systems as of the Measurement Date, which includes each share of Company Restricted Stock outstanding as of the Measurement Date, and is an accurate and complete report that includes the following information: (1) the particular Company Equity Plan or non-plan arrangement pursuant to which such share of Company Restricted Stock was issued, if applicable; (2) the name of the holder thereof; (3) the number of shares of Company Restricted Stock held by such holder; (4) the date on which such Company Restricted Stock was issued; and (5) the extent to which such Company Restricted Stock is vested as of the date of this Agreement. Part 2.3(b)(iii) of the Disclosure Schedule sets forth a report generated by the Company’s internal systems as of the Measurement Date, which includes each Company RSU outstanding as of the Measurement Date, and is an accurate and complete report that includes the following information: (v) an identifying grant number; (w) the number of shares of Company Common Stock covered under such outstanding Company RSU held by such holder; (x) the date on which such Company RSU was granted; and (y) the applicable vesting schedule, and the extent to which such Company RSU is vested.

(c) Other than as set forth in Sections 2.3(a) and 2.3(b), there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) none of the Acquired Corporations has committed itself or made any agreements with any Acquired Corporation Service Provider for any future grant of capital stock or other equity securities of any Acquired Corporation.

(d) All outstanding shares of Company Common Stock, Company Options, Company RSUs and other equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws, the Code and all other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of all Company SEC Documents filed since June 29, 2012, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since such date. All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since June 29, 2012 have been so filed on a timely basis. None of the Company Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the Sarbanes Oxley Act; and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Corporations’ asset that would have an adverse effect on the consolidated financial statements of the Company. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and otherwise to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules. Part 2.4(b) of the Disclosure Schedule lists, and the Company has Made Available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(c) The financial statements (including any related notes) contained (or incorporated by reference) in the Company SEC Documents filed on or after June 29, 2012, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the respective consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). The financial and accounting books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. To the extent required by applicable Legal Requirement or securities exchange listing requirements, all financial statements of the Company and its Subsidiaries have been prepared in accordance with generally accepted accounting principles in the jurisdictions in which they are formed or conduct business.

(d) The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of the Company Financial Statements.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company SEC Documents.

(f) Since June 29, 2012, none of the Acquired Corporations, the board of directors or audit committee of the board of directors of the Company, or any officer of the Company, or, to the Company’s knowledge, the Company’s independent accountants, has received: (i) any oral or written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of the Company; (B) “material weakness” in the internal controls over financial reporting of the Company; or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company; or (ii) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of the Company, any Company Subsidiary or their respective internal accounting controls fail to comply in all material respects with generally accepted accounting principles in the jurisdictions in which they are formed or conduct business, generally accepted auditing standards or applicable Legal Requirements. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(g) Since June 29, 2012, no attorney representing any of the Acquired Corporations, whether or not employed thereby, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the General Counsel of the Company.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

2.5 Absence of Changes. Since the date of the Most Recent Balance Sheet and through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have or result in a Company Material Adverse Effect;

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than consolidated cash management transfers among the Acquired Corporations, the net effect of which does not change the consolidated cash balance of the Acquired Corporations); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for shares of Company Restricted Stock and Company Options identified in Part 2.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of any Employee Plan;

(f) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Most Recent Balance Sheet, exceeds $500,000 individually or $2,000,000 in the aggregate;

(g) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(h) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;

(i) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except as such pledges and encumbrances relate to immaterial assets made in the ordinary course of business and consistent with past practices;

(j) none of the Acquired Corporations has: (i) adopted, established or entered into any Employee Plan; (ii) caused or permitted any Employee Plan to be amended in any material respect or terminated; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or granted any rights to receive severance, termination, retention or tax gross-up compensation or benefits to, any of its current or former directors, officers or employees;

(k) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(l) to the extent that it would have a materially adverse impact relating to Taxes of any Acquired Corporation for any taxable year or period beginning after the Closing, none of the Acquired Corporations has made, changed or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes, filed any amended Tax Return, knowingly surrendered any claim for a refund of Taxes or filed any Tax Return other than one prepared in accordance with past practice;

(m) none of the Acquired Corporations has commenced or settled any Legal Proceeding; and

(n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material assets and properties purported to be owned or used by them, including: (a) all assets reflected on the Most Recent Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business since March 25, 2016) or acquired after the date thereof; and (b) all other material assets and properties reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets and properties which are owned by the Acquired Corporations, are owned by them free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Disclosure Schedule.

2.7 Loans; Accounts Receivable; Inventories.

(a) There are no outstanding loans or advances owed by any of the Acquired Corporations to any employee, director, consultant, independent contractor or Acquired Corporation other than routine travel advances made to employees in the ordinary course of business.

(b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 25, 2016 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) to the knowledge of the Company, are not subject to any counterclaim or set off.

(c) The inventory of the Acquired Corporations, whether reflected on the Most Recent Balance Sheet or subsequently acquired, (i) is free of any material defect or deficiency, (ii) is in good, usable and currently marketable condition consistent with past practice in the ordinary course of business of the Acquired Corporations (subject, in the case of raw materials and work-in-process, to the completion of the production process), (iii) is salable at customary gross margins and with customary markdowns consistent with past practice in the ordinary course of business and (iv) is properly reflected in the books and records of the

Acquired Corporations at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP. Since March 25, 2016, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Acquired Corporations except for write-downs and reserves in the ordinary course of business.

2.8 Real Property; Leasehold.

(a) Part 2.8(a) of the Disclosure Schedule contains a complete and accurate list of (i) each parcel of real property owned by any Acquired Corporation (the “Owned Real Property”) and (ii) each option held by any Acquired Corporation to acquire any real property. Each Acquired Corporation has fulfilled and performed in all material respects all its obligations, and all obligations binding upon any Owned Real Property, under each of the Encumbrances to which any Owned Real Property is subject, and neither any Acquired Corporation nor any Owned Real Property is in breach or default under, or in violation of or noncompliance with, any such Encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute a material breach, default, violation or noncompliance. The consummation of the Contemplated Transactions will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any Encumbrance to which any Owned Real Property is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such Encumbrance.

(b) Part 2.8(b) of the Disclosure Schedule sets forth an accurate and complete list of each lease, sublease or other agreement (the “Company Leases”) pursuant to which any of the Acquired Corporations leases real property from any other Person. (All real property leased to the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, are referred to as the “Leased Real Property”). There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Corporations, and there is no Person in possession of any of the Leased Real Property other than the Acquired Corporations. Each of the Acquired Corporations has complied in all material respects with the terms of all leases (to which they are parties) relating to the Leased Real Property, and all such leases are in full force and effect in all material respects.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies each Acquired Corporation Product that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted.

(b) Part 2.9(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP (1) in which any of the Acquired Corporations has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (collectively, the “Owned Registered IP”) and (2) that are trademarks and not registered in the name of any Acquired

Corporations but may be used in the business of the Acquired Corporations as currently conducted (“Other Registered IP”); (ii) the jurisdiction in which such item of the Owned Registered IP or Other Registered IP has been registered or filed and the applicable application, registration or serial number; and (iii) the application or filing date, the status of any such application or registration, and, where applicable, the date of registration of such item of Owned Registered IP or Other Registered IP. The Company has Made Available to Parent: (A) copies of all applications for Owned Registered IP that have not yet been made publicly available; (B) all material correspondence with any Governmental Body with respect to such applications referenced in (A); and (C) to the extent it is in Company’s possession and not subject to attorney-client or work product privileges, other material documents that have not yet been made publicly available related to each such application identified, or required to be identified, in Part 2.9(b)(i)(1) of the Disclosure Schedule and such copies are complete and accurate to Company’s knowledge. Part 2.9(b)(i)(1) of the Disclosure Schedule identifies each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of the Owned Registered IP that is identified, or required to be identified, in Part 2.9(b)(i)(1) of the Disclosure Schedule. To Company’s knowledge, no Acquired Corporation has engaged in any manner of false patent marking.

(c) Part 2.9(c) of the Disclosure Schedule accurately identifies:

(i) in Part 2.9(c)(i) of the Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Technology is licensed (for purposes hereof, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license) to any Acquired Corporation (excluding Contracts for which such licenses have expired and do not otherwise survive by their terms, and excluding licenses to commercial off-the-shelf software that are generally available to the public on standard terms at an annual cost of less than $100,000 (“COTS Software”)); (B) each Contract pursuant to which any Acquired Corporation receives a license or rights to any Patent that is material to the conduct of the business of the Acquired Corporations; and (C) whether the foregoing licenses are exclusive or non-exclusive;

(ii) in Part 2.9(c)(ii) of the Disclosure Schedule: (A) each Contract pursuant to which any Person is granted any license under, or otherwise receives or acquires any right (whether or not currently exercisable) or interest in, any material Company Intellectual Property (excluding (w) those nonexclusive licenses granted to channel partners or resellers pursuant to Contracts that do not materially deviate from the Company’s standard form of reseller agreement that have already been identified by being Made Available to Parent, (x) Contracts for which such license or other right has expired and which does not otherwise survive by its terms, (y) those nonexclusive licenses typically granted to customers in the ordinary course of business pursuant to Contracts that do not obligate the Acquired Corporations to indemnify, defend, hold harmless or reimburse such customer with respect to any Intellectual Property Rights infringement, misappropriation or similar claim, other than to the top eighteen (18) customers of the Company, and (z) those nonexclusive licenses of the binary, executable code forms of Acquired Corporation Products granted to end user customers in the ordinary course of business on the Company’s standard form for such licenses, pursuant to which both: (1) the licensee is permitted only to use the Acquired Corporation Products internally for its own business and not to distribute or otherwise make available any Acquired Corporation Product to any third party; and (2) the total compensation payable to the Company is less than $100,000 in any 12-month period (each a “Standard User License”)); and (B) whether these licenses, rights and interests are exclusive or non-exclusive;

(iii) in Part 2.9(c)(iii) of the Disclosure Schedule, each Contract obligating any Acquired Corporation to pay to any other Person royalties, fees, commissions, or other amounts (excluding sales commissions payable to employees according to the applicable Acquired Corporation’s standard commissions plan) in excess of $100,000 annually or in the aggregate upon or for any Acquired Corporation’s use of any Intellectual Property Rights (excluding COTS Software) or upon the sale, lease, license, distribution, provision, or other disposition of any Acquired Corporation Product; and

(iv) in Part 2.9(c)(iv) of the Disclosure Schedule, a list of Company’s customers since January 1, 2014.

(d) The Company has Made Available to Parent a complete and accurate copy of each standard form of Company IP Contract used by any Acquired Corporation since January 1, 2010, including each standard form of the following: (i) terms and conditions for the sale, lease, license or provisioning of any Acquired Corporation Product (including any quotations, purchase orders, purchase order acknowledgments, invoices or otherwise); (ii) agreement for the sale, lease, license or provisioning by any Acquired Corporation of any Acquired Corporation Product; (iii) purchase, supply or manufacturing agreement for the sale or license to any Acquired Corporation of any part or component of any Acquired Corporation Product; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. To Company’s knowledge, Part 2.9(d) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form described above (except for clause (vi)), including any Company IP Contract with any employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained any Technology or Intellectual Property Rights that are related to any Acquired Corporation’s current or currently contemplated business, research, or development or that are used in or pertain to an Acquired Corporation Product.

(e) Except as identified in Part 2.9(e) of the Disclosure Schedule, the Acquired Corporations either: (A) exclusively own all right, title and interest to and in the Owned Registered IP and all Company Intellectual Property (other than Intellectual Property Rights or Technology licensed to the Company, as identified in Part 2.9(c)(i) of the Disclosure Schedule, and other than COTS Software) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(c)(ii) of the Disclosure Schedule and Standard User Licenses); or (B) are parties to an enforceable Contract that grants a license or right to use all Company Intellectual Property as currently used or contemplated to be used by the Company. Without limiting the generality of the foregoing:

(i) to the Company’s knowledge, all documents and instruments necessary to establish, perfect, and maintain the rights of the Acquired Corporations in the owned or purported to be owned Company Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Company Associate who is or was involved in the creation or development of any owned or purported to be owned Company Intellectual Property or Acquired Corporation Product has signed a valid and enforceable agreement containing an irrevocable present assignment of Intellectual Property Rights to the Acquired Corporation for which such Company Associate is or was an employee or independent contractor and, to Company’s knowledge, confidentiality provisions protecting such Company Intellectual Property;

(iii) no Company Associate has any ownership or other interest and no other third party has any ownership interest (including the right to compensation) to or in any owned or purported to be owned Company Intellectual Property or Acquired Corporation Product;

(iv) except for the licenses granted in Contracts identified in Part 2.9(c)(ii) of the Disclosure Schedule as being exclusive licenses, none of the Acquired Corporations is bound by, and no owned or purported to be owned Company Intellectual Property is subject to, any Contract that limits or restricts in any material respect the ability of any Acquired Corporation to use, exploit, assert or enforce any owned Company Intellectual Property;

(v) no funding, facilities or personnel of any Governmental Body or any public or private university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any owned Company Intellectual Property or Acquired Corporation Product, and no Governmental Body or public or private university, college, research institute or other educational institution an ownership interest or license right in any owned or purported to be owned Company Intellectual Property or Acquired Corporation Product (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(c)(ii) of the Disclosure Schedule and Standard User Licenses);

(vi) except for Contracts listed in Part 2.9(e)(vi) of the Disclosure Schedule, each Acquired Corporation has, to Company’s knowledge: (A) timely made all required disclosures regarding any Patents or patentable inventions resulting from or conceived during the development of any portion of any owned or purported to be owned Company Intellectual Property or Acquired Corporation Product developed under a Contract with any Governmental Body such that the Governmental Body does not have the right to take or claim title to such Patents or patentable inventions; and (B) timely made all required disclosures (on the appropriate Governmental Body schedule) of all technical data and technical information resulting from the development of any portion of any owned Company Intellectual Property or Acquired Corporation Product developed under any Contract with any Governmental Body in which the Governmental Body has unlimited, limited, restricted, government purpose or specifically negotiated rights;

(vii) except for Contracts listed in Part 2.9(e)(vii) of the Disclosure Schedule, each Acquired Corporation has, to Company’s knowledge, marked the technical data, computer software and other proprietary information that it has provided to the U.S. government in material compliance with all applicable Legal Requirements, and for each contract or subcontract with a Governmental Body containing a patents rights clause, the Acquired Corporation has reported and elected to retain the title to all patentable inventions that were conceived or reduced to practice under any such contract or subcontract in accordance with the requirements of the applicable patent rights clause. No contractual right exists for any customer that is a Governmental Body of the United States (a “Customer”) to take title to any owned Company Intellectual Property, nor has any Customer communicated to an Acquired Corporation the Customer’s intent to take title to or actual transfer of title to any owned Company Intellectual Property. No Customer has communicated in any other manner the Customer’s intent to take title to or actual transfer of title to any owned or purported to be owned Company Intellectual Property;

(viii) except for Contracts listed in Part 2.9(e)(viii) of the Disclosure Schedule, each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all owned or purported to be owned Company Intellectual Property, including all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a Trade Secret;

(ix) except for Contracts listed in Part 2.9(e)(ix) of the Disclosure Schedule, none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, or made any commitments to or agreements with any patent pool, industry standards body, standards setting organization, industry or other trade association, or any similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any owned or purported to be owned Company Intellectual Property or any Technology or Intellectual Property developed, conceived, made or reduced to practice by any Acquired Corporation or an Affiliate of an Acquired Corporation after the Closing Date;

(x) except for Contracts listed in Part 2.9(e)(x) of the Disclosure Schedule, none of the Acquired Corporations have any duty or obligation to deliver or license the source code for any Acquired Corporation Product to any escrow agent for the benefit of any other Person. Except for source code for Open Source Code distributed pursuant to the licenses for such Open Source Code identified in Part 2.9(l) of the Disclosure Schedule, no event has occurred that will, or could reasonably be expected to, result in the delivery or license of any source code for any Acquired Corporation Product to any other Person who is not, as of the date of this Agreement, a Company Associate. Except for source code for Open Source Code distributed pursuant to the licenses for such Open Source Code identified in Part 2.9(l) of the Disclosure Schedule, no source code for any Acquired Corporation Product has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations);

(xi) the Acquired Corporations own or otherwise have, and upon the Closing the Surviving Corporation will continue to have, all material Technology and material Intellectual Property Rights needed to conduct the business of the Acquired Corporations in a manner that is substantially similar in all material respects to the conduct of the business immediately prior to Closing and as currently contemplated by the Company to be conducted; and

(xii) the execution, delivery or performance of this Agreement or any ancillary agreement specified herein, the consummation of the Contemplated Transactions and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Parent’s right, title or interest in or to the material Company Intellectual Property, nor will it cause: (A) any Acquired Corporation to grant to any other Person any right in or with respect to any Company Intellectual Property; or (B) any Acquired Corporation to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by them in the absence of this Agreement or the Contemplated Transactions.

(f) Except as identified in Part 2.9(f) of the Disclosure Schedule, all owned or purported to be owned Company Intellectual Property is, to Company’s knowledge, valid, subsisting and enforceable (each, to the extent such term “valid, subsisting or enforceable” is applicable under law to the specific form of Intellectual Property Rights). Without limiting the generality of the foregoing:

(i) all filings, payments and other actions required to be made or taken to maintain each item of Company Intellectual Property that is Owned Registered IP in full force and effect have been made by the applicable deadline and no Owned Registered IP as disclosed or required to be disclosed in Part 2.9(b)(i)(1) of the Disclosure Schedule has been abandoned or allowed to lapse;

(ii) all documents shown in the records of a Governmental Body applicable to any Owned Registered IP are, to Company’s knowledge, current and accurate in all material respects (including change of ownership and assignments);

(iii) to the Company’s knowledge, no Trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any Trademark (whether registered or unregistered) owned, used or applied for by any other Person and each Acquired Corporation has taken commercially reasonable steps to review conflicts or interferences it becomes aware of and, when so aware, to enforce its material Trademarks in its reasonable business judgment;

(iv) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending, or to the knowledge of the Company threatened, in which the scope, validity or enforceability of any owned Company Intellectual Property is being, has been or could reasonably be expected to be contested or challenged; and

(v) to Company’s knowledge, there is no basis for a claim that could reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any owned Company Intellectual Property that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted is invalid or unenforceable.

(g) [Reserved.]

(h) To the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any owned or purported to be owned Company Intellectual Property. Part 2.9(h) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since January 1, 2010 regarding any actual, alleged or suspected infringement or misappropriation of any owned Company Intellectual Property and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(i) Except as identified in Part 2.9(i) of the Disclosure Schedule, none of the Acquired Corporations and none of the Acquired Corporation Products has, since January 1, 2010, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating, (A) to Company’s knowledge, any Patent or Trademark of any other Person, or (B) any other Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the knowledge of the Company, could reasonably be expected to be threatened against any Acquired Corporation;

(ii) since January 1, 2010, none of the Acquired Corporations has received any written notice or other written communication asserting that any Acquired Corporation Product infringes, misappropriates or violates any Intellectual Property Right of another Person, or suggesting or offering that any Acquired Corporation obtain a license to any Intellectual Property Right of another Person because of actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person;

(iii) except as expressly set forth in the standard form of terms and conditions or agreements referred to in clauses “(i)” or “(ii)” of Section 2.9(d), none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property Rights infringement, misappropriation or similar claim and none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and;

(iv) no claim or Legal Proceeding involving any Technology or Intellectual Property Right licensed to any Acquired Corporation that is material to the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Technology or Intellectual Property Right by any of the Acquired Corporations; or (B) the manufacturing, distribution, export, sale or support of any Acquired Corporation Product.

(j) No customer or other licensee has given notice to the Company stating that, and the Company does not otherwise have knowledge that, any Acquired Corporation Product: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Acquired Corporation Product; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Acquired Corporation relating to the use, functionality or performance of such Acquired Corporation Product. Each Acquired Corporation Product has been manufactured, assembled, sold, installed, repaired and otherwise made available in material compliance with all applicable Legal Requirements. Company has not received from any Person a written notice or claim or written threat to assert any claim against an Acquired Corporation under or based on any contractual obligation or warranty provided by or on behalf of an Acquired Corporation or under or based on any other warranty relating to an Acquired Corporation Product.

(k) To Company’s knowledge, at the time it is provided to a customer or other licensee, none of the Acquired Corporation Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Viruses”). The Acquired Corporations have implemented commercially reasonable internal controls and procedures to prevent the introduction and proliferation of any Viruses within the Acquired Corporation Product Software and, if notified of the existence of Viruses, use commercially reasonable efforts to remove such Viruses from the Acquired Corporation Product Software.

(l) Part 2.9(l) of the Disclosure Schedule accurately identifies: (i) the RPM that identifies Open Source Code that is currently distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Acquired Corporation Product Software, identified by version number (if applicable) and (ii) the applicable license and permissions for the Open Source Code identified in such RPM.

(m) To the Company’s knowledge, each Acquired Corporation’s use, marketing, distribution, licensing, and sale of Acquired Corporation Product Software does not violate any license terms applicable to any item of Open Source Code distributed with or as a part of any Acquired Corporation Product Software and any licenses listed in part 3.9(l) of the Disclosure Schedule.

(n) Except as expressly stated in Part 2.9(n) of the Disclosure Schedule, to the Company’s knowledge, no Acquired Corporation Product Software contains, is derived from, is distributed with or is being or was developed using Open Source Code in a manner that obligates any Acquired Corporation to grant a license under its Patent rights or do the following with respect to any Acquired Corporation Product Software or part thereof: (A) disclose or distribute it in source code form, (B) license it for the purpose of making modifications or derivative works, or (C) redistribute it at no charge.

(o) Except as identified in Part 2.9(o) of the Disclosure Schedule, no Acquired Corporation nor any Company Associate have contributed any Acquired Corporation Product or Technology to Open Source Code or any Open Source Code project, and no contributions made by any of the Acquired Corporation or any Company Associates of Acquired Corporation Product or Technology to Open Source Code or any Open Source Code project, if any, (i) were made in breach of confidentiality, Intellectual Property Rights or other obligations under any Contract to which an Acquired Corporation or the contributing employee is a party, (ii) breach the terms of any agreement under which they were contributed or released.

(p) The source code for material and owned Acquired Corporation Product Software contains annotations and programmer’s comments consistent with customary code annotation conventions and customary practices in the software industry.

(q) Part 2.9(q) of the Disclosure Schedule contains each Acquired Corporation Privacy Policy in effect since August 11, 2011.

(r) Each Acquired Corporation has complied at all times with all of the Acquired Corporation Privacy Policies and has used commercially reasonable efforts to comply with all applicable Legal Requirements pertaining to privacy and data security of User Data and Personal Data processed, collected, stored or transferred by an Acquired Corporation including in connection with the Acquired Corporation Website, Acquired Corporation Products, Acquired Corporation Software and marketing activity and to require the same of third parties acting on behalf of the Acquired Corporation. To Company’s knowledge, the Acquired Corporations have materially complied with the applicable cybersecurity, and data security requirements and with applicable contractual obligations, public statements made by any Acquired Corporation regarding their privacy policies or practices, third party privacy policies which any Acquired Corporation has been contractually obligated to comply with, and any rules of applicable self-regulatory or other organizations in which any Acquired Corporation is or has been a member and to which they are required to comply. To Company’s knowledge and belief, neither the execution, delivery or performance of this Agreement or any of the other material agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor the receipt, possession or use by Parent or any Affiliate of Parent of the User Data or Personal Data of any Acquired Corporation Service Provider or any other similar data or information in the Acquired Corporation Databases, will likely result in any violation of any Acquired Corporation Privacy Policy, any Acquired Corporation Contract, Company Contract or any applicable Legal Requirement pertaining to privacy, User Data, Personal Data, cybersecurity, or data security requirements.

(s) To Company’s knowledge, Part 2.9(s) of the Disclosure Schedule identifies and describes each distinct electronic database containing (in whole or in part) Personal Data or User Data maintained by or for any Acquired Corporation (the “Acquired Corporation Databases”), the geographic location of such database, the types of Personal Data or User Data in each such database, and the security policies that have been adopted and maintained with respect to each such database. To Company’s knowledge, each Acquired Corporation Database that is required to be registered under any applicable Legal Requirement has been duly registered and maintained in all material respects. To Company’s knowledge, each Acquired Corporation and each third party acting on behalf of an Acquired Corporation has acquired, collected, transferred and used all Personal Data and User Data in accordance with the terms of, valid and enforceable Contracts. To the Company’s knowledge, since August 11, 2011 all Contracts with any third party acting on behalf of an Acquired Corporation as a processor or sub-processor of Personal Data have contained, at a minimum, terms which require the third party to process Personal Data on the instructions of the Acquired Corporation, implement appropriate technical and organizational security measures to protect the data, and address cross border transfers of Personal Data and User Data in accordance with applicable Legal Requirements. To Company’s knowledge, no Acquired Corporation has obtained, collected, transferred or used any Personal Data or User Data, or possessed any data that is not publicly available, in violation or breach of any Contract or applicable Legal Requirement. There is no known complaint to or any audit, Legal Proceeding, investigation or claim currently pending against any Acquired Corporation by any private party or Governmental Body in respect of Personal Data or User Data.

(t) The Acquired Corporations have established and are in compliance with a written information security program that: (i) includes organizational, administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and to protect Personal Data and User Data processed by the Acquired Corporations; (ii) is designed to protect against unauthorized access to, and use, alteration, disclosure or distribution of, the Acquired Corporation IT Systems or Acquired Corporation Data and the systems of any third party service providers that have access to Acquired Corporation Data or Acquired Corporation IT Systems; and (iii) where deemed appropriate, uses reasonable encryption methods for transmission of information across wireless and wired networks and storage of Personal Data and User Data according to its sensitivity and proportional to the risk that the inappropriate use or disclosure of that information could cause financial, physical, or reputational harm to an individual. Except as disclosed in Part 2.9(t) of the Disclosure Schedule, (i) the Acquired Corporations have not suffered any security breach which has resulted in the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access, or illegal use of any of the Acquired Corporation Data, Personal Data or User Data, (ii) no breach or violation of any security program described above has occurred or, to the knowledge of any Acquired Corporation, is threatened, and (iii) there has been no unauthorized or illegal use of or access to any Acquired Corporation Data, and none of the Acquired Corporations has notified, or been required to notify, any Person or Governmental Body of any information security breach involving Personal Data or other Acquired Corporation Data.

(u) Each Acquired Corporation: (i) has taken commercially reasonable measures designed to preserve and maintain the performance and security of the IT Systems; and (ii) to the Company’s knowledge maintains commercially reasonable documentation regarding the IT Systems and their support and maintenance. The IT Systems are in such a condition as to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted. During the three-year period prior to the date of this Agreement, (A) there has been no material disruption to, or material interruption in, the conduct of business of the Acquired Corporations as currently conducted attributable to a defect, bug, breakdown or other deficiency or failure with respect to any IT Systems, and (B) to the knowledge of the Company, there has been no unauthorized access to or use of any IT Systems by a third party, in each case that has had a Company Material Adverse Effect. Each Acquired Corporation has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted without material disruption to, or material interruption in, the conduct of the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted.

2.10 Contracts.

(a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of the Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant (other than offer letters with employees providing for “at will” employment terminable on 10 days’ notice or less in substantially the form(s) used by the Company in the ordinary course of business, or such longer period of time as may be required by applicable Legal Requirement; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $250,000 to any Company Associate;

(iii) any collective bargaining, union, works council or similar agreements;

(iv) any Contract: (A) identified or required to be identified in Part 2.9 of the Disclosure Schedule; or (B) relating to the acquisition, development, sale or disposition of any business unit, product line or Company Intellectual Property (other than COTS Software, Standard User Licenses and licenses for Open Source Code);

(v) any Contract that provides for indemnification of any Company Associate; in each case relating to amounts reasonably expected to be in excess of $250,000;

(vi) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Corporation: (A) to compete with any other Person or in any line of business or in any geographic area; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, other than non-solicitation provisions restricting the hiring of employees of the counterparty contained in non-material vendor, outsourcing or supply agreements entered into in the ordinary course of business; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vii) any Contract containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party thereto;

(viii) any Contract (other than Contracts evidencing Company Options and Company Restricted Stock, in each case in the in the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(ix) any Contract incorporating or relating to any guaranty, any warranty, any sharing of Liabilities or any indemnity or similar obligation involving a reasonable expectation of an actual claim against an Acquired Corporation, in each case relating to amounts reasonably expected to be in excess of $250,000, except for Contracts for the sale of Acquired Corporation Products entered into in the ordinary course of business;

(x) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership entity, limited liability entity or other similar entity, other than solely among the Company and its Subsidiaries;

(xi) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $250,000, other than solely among the Company and its Subsidiaries;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification provisions entered into in the ordinary course of business and consistent with past practices), “earn-out” or other contingent payment obligations, in each case owed to a third Person in connection with the acquisition or disposition of any business (whether through any merger, stock acquisition, asset acquisition, or similar transaction), that could result in payments in excess of $250,000;

(xiii) any Contract with any supplier that provides the counterparty with the right to serve as the sole or exclusive provider of goods or services to any Acquired Corporation;

(xiv) any Contract relating to any currency hedging;

(xv) any Contract relating to the ownership or lease of real property;

(xvi) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xvii) any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Acquired Corporation) in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services (by or for any Acquired Corporation) having a value in excess of $1,000,000 in the aggregate (but excluding any supply contracts, leases, employment agreements or other contracts required to be disclosed elsewhere on Part 2.10(a) of the Disclosure Schedule);

(xviii) any Company Government Contract or Company Government Subcontract, direct as a prime contractor, or indirect as a subcontractor through a third-party prime contractor, including through a reseller, distributor or similar third party pursuant to a master agreement with annual aggregate payments of $5,000,000 or more to the Company and its Subsidiaries under such master agreement, and any subcontract issued to a third party under a Company Government Contract;

(xix) any Contract with any commercial agents, channel partners, distributors, resellers, consultant, or other third-party sales intermediaries that relates to sales outside of the U.S.;

(xx) any Contract with any university or similar academic institution pursuant to which the Company or any of its Subsidiaries has utilized or will utilize any funding, personnel or facility or other resources of such Person in connection with any research or development activities;

(xxi) any Contract with a Top Customer or Top Supplier, in each case relating to amounts reasonably expected to be in excess of $250,000 (provided, however, that each Contract with any Top Customer or Top Supplier, regardless of the dollar amount, shall constitute a “Material Contract” for purposes of this Agreement); and

(xxii) any other Contract, if a breach or termination of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.

(b) Each Company Contract that constitutes a Material Contract is valid and enforceable against the Company and, to the Company’s knowledge, is in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, except where the failure to be valid, in full force and effect and enforceable, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Acquired Corporations has materially violated or breached, or committed any material default under, any Material Contract, except where any violation, breach or commitment of a default has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse material impact on the Acquired Corporations. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract, except where any violation, breach or commitment of a material default has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse material impact on the Acquired Corporations. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract that constitutes a Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract, except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in an adverse material impact on the Acquired Corporations.

(d) Government Contracts.

(i) With respect to each Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Body, on the other hand, for which performance is ongoing as of the date of this Agreement or which has not been formally closed out as of the date of this Agreement, and each bid, quotation or proposal by the Company or any of its Subsidiaries that is outstanding as of the date of this Agreement (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Body, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Body for which performance is ongoing as of the date of this Agreement or which has not been formally closed out as of the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Body (each such Contract or Bid, a “Company Government Subcontract”):

(A) each Company Government Contract or Company Government Subcontract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with their terms; provided, that for purposes of this clause “(A),” the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(B) each of the Company and its Subsidiaries has maintained sufficient records, which records have been delivered or made available to Parent, to demonstrate compliance with the terms and conditions of each Company Government Contract or Company Government Subcontract;

(C) no reasonable basis exists to give rise to a material claim by a Governmental Body for any breach or violation in any material respect of any Legal Requirement, contract, purchase order, task order, delivery order, certification, representation, clause, provision or requirement pertaining to any Company Government Contract or Company Government Subcontract, including mischarging, overcharging, defective pricing, fraud, bid rigging, or price fixing (as such concepts are defined under the state or federal laws of the United States) in connection with any Company Government Contract or Company Government Subcontract;

(D) since June 1, 2006, neither any Governmental Body nor any prime contractor, subcontractor or other Person or entity has notified the Company, in writing, or, to the knowledge of the Company, orally, that the Company has, or may have, breached or violated in any material respect any Legal Requirement, certification, representation, clause, provision or requirement pertaining to any Company Government Contract or Company Government Subcontract, including mischarging, overcharging, defective pricing, fraud, bid rigging, or price fixing (as such concepts are defined under the state or federal laws of the United States) in connection with any Company Government Contract or Company Government Subcontract;

(E) since June 1, 2006, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with any Company Government Contract or Company Government Subcontract were current, accurate and complete as of their effective dates;

(F) none of the Company and its Subsidiaries has received any written notice of termination, “show cause” or cure notice pertaining to any Company Government Contract or Company Government Subcontract; provided that this clause “(F)” shall not apply to any notice received more than ten years prior to the date hereof, which notice is related to a Company Government Contract and Company Government Subcontract that is no longer ongoing and has been formally closed out as of the date hereof, provided, further, that for purposes of this clause “(F),” the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(G) since June 1, 2006, no cost in excess of $50,000 incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract has been questioned in writing provided to the Company or any of its Subsidiaries by any Governmental Body, to Company’s knowledge, is the subject of any audit (other than routine audits and similar inquiries) or is under investigation or has been disallowed by any Governmental Body; provided, that for purposes of this clause “(G),” the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(H) since June 1, 2006, no payment in excess of $50,000 due to the Company or any of its Subsidiaries pertaining to any Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; provided, that for purposes of this clause “(H),” the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(I) each of the Company and its Subsidiaries has complied with (i) all requirements relating to the safeguarding of, and access to, classified information under each Company Government Contract or Company Government Subcontract and (ii) any Legal Requirement relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Legal Requirements other than the state or federal laws of the United States, the functional equivalent thereof, if any); and all violations thereof have been reported to the appropriate Governmental Body and contracting parties as required by any Company Government Contracts or Company Government Subcontracts or any Legal Requirement relating to the safeguarding of, and access to, classified information;

(J) with respect to any ongoing Company Government Contract or Company Government Subcontract or completed Company Government Contract or Company Government Subcontract, under which final payment was received by the Company or any of its Subsidiaries within ten years prior to the date of this Agreement, the Company and its Subsidiaries do not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by Federal Acquisition Regulation (“FAR”) 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, and the Company and its Subsidiaries have not conducted and are not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal law involving a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; and

(K) with respect to any ongoing Company Government Contract or Company Government Subcontract or completed Company Government Contract or Company Government Subcontract under which final payment was received by the Company or any of its Subsidiaries within ten years prior to the date of this Agreement, the Company and its Subsidiaries do not have credible evidence of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, other than overpayments resulting from contract financing payment as defined in FAR 32.001, and the Company and its Subsidiaries have not conducted and are not conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, other than overpayments resulting from contract financing payment as defined in FAR 32.001; provided, that for purposes of this clause “(K),” the terms Company Government Contract and Company Government Subcontract shall not include any Bids.

(ii) The Company and its Subsidiaries are not, nor have any of them ever been, suspended or debarred from doing business with a Governmental Body or, to the knowledge of the Company, proposed for suspension or debarment by a Governmental Body, and, to the knowledge of the Company, have not been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Body.

(iii) (A) Neither the Company, its Subsidiaries, nor any of their respective directors or officers or Principals (as such term is defined by FAR 52.209-5(a)(2)) is, or since January 1, 2010 has been, under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract with a Governmental Body and (B) since January 1, 2010, the Company and its Subsidiaries have not entered into any consent order or administrative agreement relating directly or indirectly to any such Company Government Contract or Company Government Subcontract with a Governmental Body.

(iv) All sales representatives who assist the Company and its Subsidiaries in soliciting or obtaining a Company Government Contract are bona fide employees or bona fide agencies as defined in FAR 52.203.5.

(v) To the knowledge of the Company the past performance evaluations received by the Company or its Subsidiaries since January 1, 2010 from a Governmental Body in relation to a Company Government Contract have been satisfactory or better; provided, that for purposes of this clause “(v),” the term Company Government Contract shall not include any Bids.

(vi) The Company and each of its Subsidiaries have the capacity, facilities and personnel necessary to deliver, in a timely fashion and in accordance with the Defense Priorities and Allocations System regulations, all outstanding defense rated orders received under a Company Government Contract or Company Government Subcontract.

(vii) To the knowledge of the Company no Company employee formerly employed by a Governmental Body in the past ten years (“Former Government Employee”) participated personally and substantially in any procurement decisions by such Governmental Body, and the Company and all Former Government Employees are in material compliance with all Legal Requirements regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.]

2.11 Sale of Products; Performance of Services; Customers and Suppliers.

(a) No Acquired Corporation is obligated to: (i) provide any recipient of any Acquired Corporation Product (or any other Person) with any upgrade, improvement or enhancement of an Acquired Corporation Product, except under standard support contracts entered into in the ordinary course of business consistent with past practice; or (ii) design or develop a new product, or a customized, improved or new version of an Acquired Corporation Product, for any other Person.

(b) Since January 1, 2014, no customer has asserted or threatened to assert any material claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; (ii) alleging injury from use of any Acquired Corporation Product; or (iii) based upon any services performed by any of the Acquired Corporations. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such material claim.

(c) Part 2.11(c) of the Disclosure Schedule sets forth a true, correct and complete list of the top twenty customers (whether end customers, distributors or resellers) of the Company, as measured by recognized revenue for the twelve months ended June 24, 2016 (the “Top Customers”). No Top Customer has cancelled or otherwise terminated or, to the knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business relationship with the Company. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any such customer of the Company or has been notified by or has notified any such customer of any material breach or violation of any contract or agreement with any such customer.

(d) Part 2.11(d) of the Disclosure Schedule sets forth a true, correct and complete list of the top twenty suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the twelve months ended June 24, 2016. Since June 24, 2016, (i) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (ii) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (iii) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate its business relationship with the Company or its Subsidiaries or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any Top Supplier or has been notified by or has notified any Top Supplier, in writing, of any material breach or violation of any contract or agreement with any Top Supplier.

2.12 Liabilities. None of the Acquired Corporations has any accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified in the Most Recent Balance Sheet (including the notes thereto); (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since March 25, 2016 in the ordinary course of business and consistent with past practices; and (c) liabilities or obligations incurred in connection with the Contemplated Transactions.

2.13 Compliance with Legal Requirements; Global Trade Laws.

(a) Each of the Acquired Corporations is, and has at all times since June 24, 2011 been, in compliance with all applicable Legal Requirements, in all material respects except as disclosed on Part 2.13(a) of the Disclosure Schedule. None of the Acquired Corporations has received since June 24, 2011 any written notice or, to the Company’s knowledge, other communication from any Governmental Body or other Person regarding any actual or possible material violation of, or material failure to comply with, any Legal Requirement. Each of the Acquired Corporation Products complies with and has complied in all material respects with all applicable Legal Requirements in each of the jurisdictions in which such Acquired Corporation Product is or has been sold directly or indirectly by or on behalf of the Acquired Corporations.

(b) Since June 24, 2011, each of the Acquired Corporations has at all times conducted its transactions in accordance in all material respects with: (i) all applicable U.S. export and re-export controls, including the Export Administration Regulations and the International Traffic in Arms Regulations; the sanctions and embargoes administered by the Office of Foreign Assets Control (OFAC); and (ii) all other applicable import, customs, export control or other Legal Requirements that arise in countries in which any Acquired Corporation conducts business or which otherwise have jurisdiction over the Acquired Corporation’s operations.

(c) Without limiting Section 2.13(b):

(i) each of the Acquired Corporations has obtained all Consents, orders and declarations from, provided all notices to, and made all filings with, all Governmental Bodies required for: (A) the export, import and re-export of its products, services, software and technologies; and (B) releases of technologies and software to foreign nationals located in the United States and abroad (the “Export Approvals”);

(ii) each of the Acquired Corporations is in compliance in all material respects with the terms of all Export Approvals;

(iii) there are no pending or, to the Company’s knowledge, threatened, claims, investigations, examinations or other administrative or judicial proceedings against the Acquired Corporations with respect to such Export Approvals;

(iv) each of the Acquired Corporations has filed with the Bureau of Industry and Security and any other Governmental Body that regulates exports all reports that are required under applicable Legal Requirements;

(v) each Acquired Corporation is and has been in compliance with all applicable Legal Requirements pertaining to customs, including tariffs, taxes and duties;

(vi) none of the Acquired Corporations does business or has done business, directly or indirectly, in, or is aware of its products being sold, shipped to or otherwise transferred to, directly or indirectly, now or previously to a country subject to an embargo under OFAC rules and regulations;

(vii) none of the Acquired Corporations has done business or provided any services to any Person on any of the relevant U.S. Government lists of Prohibited Persons, including the Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Department of Commerce’s Denied Persons List and Entity List;

(viii) the Acquired Corporations have in place adequate controls and systems reasonably designed to ensure compliance with applicable Legal Requirements pertaining to sanctions and import and export control in each of the jurisdictions in which the Acquired Corporations do business, either directly or indirectly;

(ix) since January 1, 2010, none of the Acquired Corporations has been the subject of any investigations, inspections or visits form any Governmental Body pertaining to export and import control or customs Legal Requirements; and

(x) Part 2.13(c)(x) of the Disclosure Schedule sets forth the true, accurate and complete export control classifications applicable to the Acquired Corporations’ products, services, software and technologies.

2.14 Compliance with Anti-Corruption Laws.

(a) The Acquired Corporations and their Affiliates (and their respective directors, officers, executives, employees, representatives, agents, consultants, distributors, resellers, and any persons acting on behalf of any of the Acquired Corporations) have at all times complied with, and are currently in compliance with, (i) the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and (ii) the U.K. Bribery Act, and any similar applicable law of any non-U.S. jurisdiction, or any applicable law that prohibits offering or providing a thing of value to improperly influence government officials or other persons (collectively with the FCPA, the “Anti-Corruption Laws”).

(b) Neither the Acquired Corporations or their Affiliates, nor their respective directors, officers, executives, employees, representatives, agents, consultants, distributors or resellers, nor any person acting on behalf of any of the Acquired Corporations or their Affiliates, has taken, or failed to take any action, either directly or indirectly, that constituted a violation of the Anti-Corruption Laws. Neither the Acquired Corporations nor, their directors, officers, executives, employees, representatives, agents, consultants, distributors or resellers, nor any person acting on behalf of any of the Acquired Corporations or their Affiliates, has made, offered, authorized, promised, accepted, or solicited, either directly or indirectly, any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to or from: (i) any official, employee or representative of a Governmental Body, any political party or official thereof, any candidate for political office, or any other persons; (ii) any director, officer, executive, employee or person affiliated with an entity owned or controlled by a Governmental Body, political party, or candidate for political office; or (iii) any director, officer, executive or employee of a public international organization, or other persons, to obtain or retain a competitive advantage, to receive favorable treatment in obtaining or retaining business or compensate for favorable treatment already secured, or to influence any action, inaction or decision.

(c) There have been no false, fictitious or misleading entries made in the books, records or accounts of any of the Acquired Corporations or their Affiliates, and none of the Acquired Corporations and their Affiliates has established or maintained an unlawful or unrecorded fund. Each of the Acquired Corporations and their Affiliates has at all times made and kept, and currently make and keep, books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the respective assets of the Acquired Corporations and Affiliates.

(d) The Acquired Corporations and their Affiliates have in place adequate controls and systems designed to reasonably ensure: (i) compliance with the Anti-Corruption Laws; (ii) transactions are executed in accordance with management’s general or specific authorization; (iii) transactions are recorded as necessary to: (A) permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (B) maintain accountability for assets; (iv) access to assets is permitted only in accordance with management’s general or specific authorization; and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) None of the Acquired Corporations or their Affiliates (or, any of their respective representatives, agents, consultants, distributors, resellers, or other persons acting on behalf of any of the Company, Acquired Corporations or their Affiliates) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenditures, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any official, employee or representative of a Governmental Body, any political party or official thereof, any candidate for political office, or any other person, (iii) has violated or is violating any provision of Anti-Corruption Laws, (iv) has established or maintained, or is maintaining, any illegal or unrecorded fund of corporate monies or other properties or (v) has engaged or is engaged in any activity that would constitute any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(f) Neither the Acquired Corporations or their Affiliates, nor any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors, resellers, or other person acting on behalf of any of the Acquired Corporations or their Affiliates, is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, under internal investigation by any party, or the subject of any inquiry or allegations of any kind, in connection with alleged or possible violations of the Anti-Corruption Laws or has received a whistleblower report of alleged or possible violations of the Anti-Corruption Laws. Neither the Acquired Corporations or their Affiliates, nor any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors, resellers, or other persons acting on behalf of any of the Acquired Corporations or their Affiliates, has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, U.S. Securities and Exchange Commission or other criminal, civil or administrative enforcement agency of any non-U.S. jurisdiction.

2.15 Governmental Authorizations.

(a) Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently conducted by such Acquired Corporation, and all such Governmental Authorizations are valid and in full force and effect in all material respects. Each of the Acquired Corporations is, and has been for the past five years, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received any communication from any Governmental Body regarding any asserted failure by it to have obtained any such Governmental Authorization, or any past and unremedied failure to obtain any such Governmental Authorizations. None of the Acquired Corporations has knowledge of any circumstances regarding any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) Part 2.15(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available directly to any of the Acquired Corporations by any Governmental Body in an amount in excess of $250,000, with continuing obligations or which grants any ownership interest in the Acquired Corporations’ products or assets, or which was granted since January 1, 2011. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each such grant, incentive or subsidy. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any material grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Disclosure Schedule.

2.16 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of each respective Acquired Corporation: (i) has been duly and timely filed (after giving effect to any validly obtained extensions of time in which to make such filing); and (ii) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on such Tax Returns) have been timely paid in full to the appropriate Governmental Body. There are no jurisdictions in which any Acquired Corporation is required to file a material Tax Return or may be subject to a material Tax other than the jurisdictions in which such Acquired Corporation has filed Tax Returns or paid Taxes. No claim has ever been made in writing by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that it is or may be subject to a material Tax by that jurisdiction.

(b) The Most Recent Balance Sheet fully accrues for unpaid Taxes of the Acquired Corporations with respect to all periods through the date of the Most Recent Balance Sheet in accordance with GAAP. The Acquired Corporations will establish, in the ordinary course of business and consistent with their past practices, reserves on their financial statements adequate, in accordance with GAAP, for the payment of all Taxes of the Acquired Corporations for the period from the date of the Most Recent Balance Sheet through the Closing Date. No Acquired Corporation has incurred any material Taxes since the date of the Most Recent Balance Sheet other than in the ordinary course of business of the Acquired Corporations. There are no Encumbrances on any of the assets, rights or properties of the Acquired Corporation with respect to material Taxes except for Permitted Encumbrances.

(c) Each Acquired Corporation has complied in all respects with all applicable Legal Requirements relating to the payment, collection and withholding of material Taxes (including the withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other state, local or foreign law). Each Acquired Corporation has complied in all material respects with all information reporting and record retention requirements related to such Taxes (including, to the extent necessary to claim any exemption from sales Tax collection, maintaining adequate and current resale certificates to support any such claimed exemptions). The Acquired Corporations have complied in all material respects with the Foreign Account Tax Compliance Act (FATCA), codified in Sections 1471 through 1474 of the Code, including all regulations issued by the U.S. Department of Treasury and/or the Internal Revenue Service pursuant thereto, and all intergovernmental agreements and other agreements entered into pursuant to Section 1471(b) of the Code.

(d) No Acquired Corporation or any other Person on its behalf has granted: (i) an extension or waiver of the limitation period that is currently in effect for (A) assessment or collection applicable with respect to any material Tax to which any Acquired Corporation may be subject or (B) the time within which to file a material Tax Return of any Acquired Corporation; or (ii) a power of attorney that is currently in force with respect to any Tax matter.

(e) No Legal Proceeding is pending, or to the knowledge of the Company has been threatened in writing, against or with respect to any Acquired Corporation in respect of any Tax matter. All deficiencies and assessments received by any Acquired Corporation from any Governmental Body with respect to any Tax have been paid in full or compromised.

(f) (i) No Acquired Corporation is a party to or is bound by, or will have any material Liability pursuant to or as a result of, any Tax allocation, Tax indemnity or Tax sharing agreement other than agreements the primary purpose of which are not the sharing of Taxes, including agreements for the (A) purchase, sale or rental of goods, (B) provision of services, (C) borrowing or lending of money, (D) rental of real property, or (E) purchase or sale of assets; (ii) since December 31, 2009, none of the Acquired Corporations has ever been a member of an Affiliated Group other than the Affiliated Group of which it is presently a member; and (iii) none of the Acquired Corporations has any Liability for the Taxes of any other Person (other than an Acquired Corporation) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract (other than a Contract the primary purpose of which is not the sharing of Taxes, including Contracts for the (A) purchase, sale or rental of goods, (B) provision of services, (C) borrowing or lending of money, (D) rental of real property, or (E) purchase or sale of assets), or otherwise.

(g) No Acquired Corporation has been a party to, or the subject of, any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign Legal Requirements) applied.

(h) The Company has made available to Parent: (i) true, correct and complete copies of all income, franchise and other material Tax Returns of the Acquired Corporations relating to taxable periods ending on or after December 31, 2011; and (ii) any audit reports, letter rulings, technical advice memoranda and similar documents issued to any Acquired Corporation within the last three years by a Governmental Body relating to income, franchise and other material Taxes of any Acquired Corporation.

(i) No Acquired Corporation has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) No Acquired Corporation: (i) is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) that is not listed on an IRS Form 5471 attached to the Company’s U.S. federal income tax return for the taxable year ending on June 27, 2014; or (ii) has, or has had, (A) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or (B) an office or fixed place of business, in either case in a country other than the country in which it is organized.

(k) None of the Acquired Corporations will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from,

taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting under Section 481 of the Code (or any other provision of federal, state, local or foreign law) made prior to the Closing Date; (ii) any closing agreement, advance pricing agreement or other agreement with any Governmental Body relating to Taxes, installment sale or open transaction entered into prior to the Closing Date; (iii) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign law) made prior to the Closing Date; or (iv) any prepaid amount received prior to the Closing Date. There are no Tax rulings issued to, or requests for rulings by, any Acquired Corporation relating to any material Taxes for which any Acquired Corporation may be liable that could affect any Acquired Corporation’s Liability for any material Taxes for any taxable period ending after the Closing Date.

(l) The Acquired Corporations have properly and in a timely manner documented, their respective transfer pricing methodologies in compliance with Section 482 of the Code and the Treasury Regulations thereunder and any comparable provisions of any state, local or foreign Legal Requirements.

(m) No Acquired Corporation has taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Legal Requirements), regardless of disclosure related thereto.

(n) Except as set forth in Part 2.16(n) of the Disclosure Schedule, since December 31, 2009, no Acquired Corporation currently owns or has ever owned an interest in any (i) domestic international sales corporation; or (ii) foreign sales corporation, as each such term is defined in the Code.

All references to the Acquired Corporations in this Section 2.16 shall include references to any Person that merged with and into or liquidated into any Acquired Corporation.

Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in (A) this Section 2.16, and (B) Sections 2.1(a), 2.3, 2.5(l), 2.6 and 2.17 to the extent they relate to Taxes, shall be the only representations and warranties of the Company in this Agreement with respect to Taxes, and (ii) nothing in this Section 2.16 or otherwise in this Agreement shall be construed as a representation or warranty of the Company with respect to the existence, amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, or Tax credit carryover arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Part 2.17(a) of the Disclosure Schedule identifies each material employment, consulting, salary, bonus, commission, other remuneration, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other material equity-based, severance, termination, retention, change-in-control, deferred compensation, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other material welfare or material fringe benefits, profit-

sharing, pension or retirement plan, program, practice agreement or commitment and each other material employee benefit plan or arrangement, whether written, unwritten or otherwise, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not ERISA applies) which is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, consultant or director of any of the Acquired Corporations or the dependent or beneficiary of any of them or with respect to which any of the Acquired Corporations has or may have any Liability or obligation (collectively, the “Employee Plans”). In addition, Part 2.17(a) of the Disclosure Schedule (i) specifies the country(ies) to which each Employee Plan applies and (ii) notes if any such Employee Plan is (A) an employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA or (B) an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA.

(b) With respect to each Employee Plan, the Company has Made Available to Parent to the extent applicable: (i) an accurate, current and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Employee Plan for the three most recent plan years; (iii) if Employee Plan is subject to the minimum funding standards of ERISA Section 302 or, in the case of any Foreign Plan providing for deferred compensation or retirement benefits, any statutory funding requirement having a similar purpose, the most recent annual and periodic accounting of Employee Plan assets and the most recent actuarial report; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if any; (v) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) all correspondence, if any, to or from any governmental agency relating to such Employee Plan in the past two (2) years; (vii) the most recent determination letters (or opinion letters, if applicable) received from the Internal Revenue Service with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code; (viii) all government and regulatory approvals received from any foreign Governmental Body with respect to Foreign Plans; and (ix) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan in the past two (2) years.

(c) No Acquired Corporation maintains, sponsors or contributes to, or has any contingent or direct liability with respect to, any: (i) Employee Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) Employee Plan in which stock of any of the Acquired Corporations is or was held as a plan asset, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth in Part 2.17(c) of the Disclosure Schedule, no Employee Plan provides health benefits that are not fully insured through an insurance contract.

(d) None of the Acquired Corporations has any plan or commitment to create or adopt any additional Employee Plan, or to modify, change or terminate any existing Employee Plan (other than to comply with applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement) in a manner that would affect any Company Associate, other than any routine changes that do not involve a material additional costs (such as changes to health benefits in connection with forthcoming open enrollment periods).

(e) No Employee Plan provides (except at no cost to the Acquired Corporations), or reflects or represents any Liability of any of the Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Each of the Employee Plans is and has been established, operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Acquired Corporations have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no knowledge of either any material default or violation by any other party to, or any circumstances that exist that are reasonably be expected to result in a material default or violation of, the terms of any Employee Plan. Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, incorporates or has been amended to incorporate all provisions required to comply currently applicable legislation, and to the Company’s knowledge, there has been no event, condition or circumstance that has resulted, or would reasonably be expected to result in disqualification under the Code (or in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). There are no material actions, suits or claims pending, threatened, or to the Company’s knowledge, reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. No breach of fiduciary duty has occurred as a result of which any of the Acquired Corporations would reasonably be expected to incur material Liability. No Employee Plan is under audit, investigation or other Legal Proceeding by the Company, the Internal Revenue Service, Department of Labor, or any other Governmental Body, nor is any such audit, investigation or Legal Proceeding pending or, to the Company’s knowledge, threatened. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan that could involve liability for any of the Acquired Corporations. No material Encumbrance exists in respect of any Employee Plan imposed under the Code, ERISA or any foreign Legal Requirement exists.

(f) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will: (i) result in any bonus, severance, change in control or other payment or benefit to any current or former employee, consultant or director of any of the Acquired Corporations (whether or not under any Employee Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of indebtedness for, any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) cause the application of an accelerated or additional tax under Section 409A of the Code. The Company has provided Parent with a list of individuals who are “disqualified individuals” within the meaning of Section 280G of the Code with respect to the Merger or any of the other Contemplated Transactions.

(g) For each Foreign Plan required to be funded by applicable law, the fair market value of the assets of such funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions shall cause any the assets or insurance obligations to be less than the benefit obligations under such Employee Plan or Foreign Plan.

(h) Except for the Company Equity Plans and as set forth in Part 2.17(h) of the Disclosure Schedule, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of any equity security of, or interest in, the Acquired Corporations.

(i) No Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to Company Options in the past three (3) years.

(j) The Company has made available to Parent a list of all employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation, commission or severance arrangements), their dates of employment and their positions, work locations and current leave status.

(k) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and, to the Company’s knowledge, there are no labor organizations or works councils representing, purporting to represent or seeking to represent any employees of any of the Acquired Corporations. During the three years prior to the date of this Agreement, none of the Acquired Corporations has had any material strike, slowdown, work stoppage, lockout, job action, or threat thereof, or question concerning representation, by or with respect to any of its employees. Except as otherwise required by applicable Legal Requirements, all of the employees of the Acquired Corporations are “at will” employees. Except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Acquired Corporations taken as a whole, each of the Acquired Corporations: (i) is in compliance with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by agreement or Legal Requirement to be withheld and reported with respect to wages, salaries and other payments to any Company Associates; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees, consultants or directors (other than routine payments to be made in the normal course of business and consistent with past practice). In the three years prior to the date of this Agreement, none of the Acquired Corporations has effectuated: (A) a “plant closing” or partial “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations with respect to which there are any material unsatisfied obligations; or (B) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of any of the Acquired Corporations with respect to which there are any material unsatisfied obligations.

(l) Except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Acquired Corporations taken as a whole, all current or former independent contractors of any of the Acquired Corporations were classified correctly and are not subject to reclassification as employees. Except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Acquired Corporations taken as a whole all temporary or leased employees of the Acquired Corporations were classified and paid correctly as mandated by the Fair Standards Act and other relevant Legal Requirements.

(m) Except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Acquired Corporations taken as a whole, there are no actions, suits, claims, investigations, audits, labor disputes or grievances pending, or to the Company’s knowledge, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Corporations, including charges of unfair labor practices or harassment complaints. To the Company’s knowledge, none of the Acquired Corporations has engaged in any unfair labor practices within the meaning of the National Labor Relations Act in the past three (3) years.

(n) Each Contract, agreement or arrangement between any Acquired Corporation and any Company Associate that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time. No Acquired Corporation has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(o) No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)), whether or not currently outstanding, has or had, as applicable, been granted to any Company Associate that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after January 1, 2010, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

(p) There is no agreement, plan, arrangement or other Contract covering any employee, director or independent contractor or former employee, director or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (or any comparable provision under state or foreign Tax laws).

(q) Prior to the date of this Agreement, the Company took all actions required to terminate all outstanding offerings under the ESPP without a purchase of shares in such offering period.

2.18 Environmental Matters.

(a) Since June 29, 2011, each of the Acquired Corporations: (i) has been and is in compliance in all material respects with all applicable Environmental Laws; and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws for the conduct of its business, and is, and has been at all times, in compliance in all material respects with the terms and conditions thereof.

(b) None of the Acquired Corporations has received any written notice or other written communication (except for such written notices or communications the subject matter of which has been resolved without an ongoing commitment prior to the date of this Agreement), whether from a Governmental Body, citizens group or other Person: (i) that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law or any Governmental Authorization required under applicable Environmental Laws; or (ii) regarding any asserted failure by it to have obtained any Governmental Authorization required under applicable Environmental Laws. None of the Acquired Corporations has knowledge or any actual or threatened revocation, withdrawal, suspension, cancellation, termination, or modification of any Governmental Authorization required under applicable Environmental Laws.

(c) To the Company’s Knowledge, and except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Acquired Corporations to material Liability, none of the Acquired Corporations has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Materials of Environmental Concern.

(d) None of the Acquired Corporations has entered into any Contract pertaining to corporate or real estate transactions that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or Materials of Environmental Concern.

(e) To the Company’s knowledge: (i) none of the property currently or formerly owned by, or leased by, or occupied by any of the Acquired Corporations contains, or at any time contained, any underground storage tank, asbestos, equipment using PCBs or underground injection well; and (ii) none of the property currently or formerly owned by, leased by, or occupied by any of the Acquired Corporations contains, or at any time contained, any septic system (including any septic tank or septic leach or drain field) in which process wastewater or any Materials of Environmental Concern have been disposed. No Acquired Corporation has received written notice from any Governmental Body of liability or potential liability arising out of the generation, handling or transportation of any Materials of Environmental Concern to a site that has: (A) been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (B) otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental response activity; or (C) subject to a Legal Requirement to take “response,” “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f) None of the Acquired Corporations has received any written notice or other written communication, whether from a Governmental Body, citizens group or other Person that alleges that any of the Acquired Corporation Products is not in compliance with any Technical Regulation or Environmental Law in any jurisdiction in which the Acquired Corporation Products are manufactured, assembled, distributed, transported or sold.

(g) The Company has Made Available to Parent all records concerning compliance and non-compliance with Environmental Laws and all environmental site assessments audits, investigations and other similar information regarding the environmental condition of any real property currently or formerly owned, operated, controlled or leased by any of the Acquired Corporations or any of their predecessors. To the extent the Acquired Corporations have implemented an Environmental Management System pursuant to ISO 14000 or 14001, an Occupational Health and Safety System pursuant to ISO 18001, or a compliance management system for establishing, tracking, or monitoring compliance with the WEEE Directive, REACH, EU RoHS Directive, China RoHS, and/or other Environmental Law, the Acquired Corporations have made available to Parent any and all requested documentation, reports, analyses, and certificates obtained from any Governmental Body, consultant, material supplier, vendor, contractor and sub-contractor within the possession of the Acquired Corporations.

2.19 Insurance. The Company has Made Available to Parent copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. None of the Acquired Corporations has received any written notice or other written communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending material workers’ compensation or other material claim under or based upon any insurance policy of any of the Acquired Corporations. With respect to each Legal Proceeding that has been filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company in writing of its intent to do so. Part 2.19 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Existing D&O Policy.

2.20 Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.21 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Company’s knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of their respective assets and that involves an amount in controversy in excess of $250,000 or request for equitable remedies that would reasonably be expected to have a material impact on the Acquired Corporations; or (ii) as of the date hereof, that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of their respective assets, is subject. To the Company’s knowledge, no officer of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.22 Authority; Binding Nature of Agreement. The Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement and, assuming that the Company Stockholder Approval is obtained, to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and, assuming that the Company Stockholder Approval is obtained, the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware) the consummation by the Company of the Contemplated Transactions. The board of directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, made the Company Board Recommendation, and such board resolutions have not been rescinded, modified or withdrawn in any way, except as may be permitted by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.23 Inapplicability of Anti-takeover Statutes. There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Delaware law (each, a “Takeover Statute”) applicable to the Company or any of its Subsidiaries, the Merger or any of the other Contemplated Transactions or, to the Company’s knowledge, the Voting Agreements, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger.

2.24 No Discussions. As of the date of this Agreement, none of the Acquired Corporations, and, to the Company’s knowledge, no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal or Acquisition Inquiry. As of the date of this Agreement, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

2.25 Vote Required. The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Stockholder Meeting is the only vote required (under applicable Legal Requirements, the Company’s certificate of incorporation and bylaws, each as amended and restated and currently in effect, or otherwise) of the holders of capital stock of the Company to adopt this Agreement and approve the Contemplated Transactions (the “Company Stockholder Approval”).

2.26 Non-Contravention; Consents. None of: (a) the execution, delivery or performance of this Agreement, or to the Company’s knowledge, the Voting Agreements; or (b) assuming that the Company Stockholder Approval is obtained, the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (B) any resolution formally presented and adopted by a majority of the stockholders of the Company, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(ii) contravene or conflict with in any material respect, or result in a material violation of, or give any Governmental Body the right to challenge the Merger or any of the other Contemplated Transactions, or to exercise any remedy or obtain any relief under, any order, writ, injunction, judgment or decree to which any of the Acquired Corporations is subject as of the date of this Agreement;

(iii) contravene or conflict with in any material respect or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization of the type described in clause “(a)” of the definition “Governmental Authorization” that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(iv) contravene or conflict with in any material respect, or result in the creation of any material lien or material Encumbrance in or upon any of the material properties, assets or rights of the Company or any of the Company Subsidiaries, or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract (including any Company Leases), or give any Person the right to: (A) declare a material default or exercise any remedy under any such Material Contract; (B) receive or require a material rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (C) accelerate the maturity or performance of any such Material Contract; or (D) cancel, terminate or modify in any material respect any term of such Material Contract; or

(v) result in or give any other Person the right or option to cause or declare: (A) a loss of, or Encumbrance on, any material Company Intellectual Property; (B) a breach, default, or termination of any Contract listed or required to be listed in Part 2.9(c) of the Disclosure Schedule; (C) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the rules and regulations of the NASDAQ Stock Market, and assuming that the Company Stockholder Approval is obtained, (x) none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person, and (y) neither the execution, delivery or performance of this Agreement by the Company or (to the Company’s knowledge) the Voting Agreements nor the consummation of the Merger or any of the other Contemplated Transactions by the Company will contravene or conflict with, or result in any violation of, any Legal Requirement that is material to the Acquired Corporation.

2.27 Fairness Opinion. The Company’s board of directors has received the opinion of Dean Bradley Osborne Partners LLC (“DBO”) to the effect that, as of the date of such opinion, and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Acquisition Sub or their respective Affiliates) in the Merger is fair to such holders from a financial point of view. The Company has furnished or will promptly furnish an accurate and complete copy of said written opinion to Parent solely for informational purposes.

2.28 Financial Advisor. Except for DBO, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission or expense reimbursement in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions, expenses or other amounts have been paid or may become payable (and describing any such fees, commissions, expenses or other amounts) and all indemnification and other agreements related to the engagement of DBO.

2.29 Information Supplied. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any subsequent amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Acquisition Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

2.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2, neither the Company nor any Subsidiaries nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent and Acquisition Sub in connection with the transactions contemplated hereby.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows:

3.1 Valid Existence, Etc..

(a) Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent and Acquisition Sub has all necessary corporate power and authority to (i) conduct its business in a manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used.

3.2 Authority; Binding Nature of Agreement. Each of Parent and Acquisition Sub has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement and consummate the Contemplated Transactions.

The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors and no additional corporate proceedings on the part of the Parent or the Acquisition Sub are necessary to authorize the execution, delivery and performance by the Parent and the Acquisition Sub of this Agreement or (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware) the consummation by the Parent and the Acquisition Sub of the Contemplated Transactions. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Merger will: (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, or result in a contravention or conflict with any such Contract; or (c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except in the case of clauses (b) and (c) above, for such defaults or violations would not reasonably be expected to have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs Acquisition Sub’s ability to consummate, or prevents or materially delays, the Merger or any of the Contemplated Transactions.

3.4 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Acquisition Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

3.5 Sufficiency of Funds. As of the date hereof Parent has, and as of the Closing Date will have, sufficient funds available to consummate the Merger and the Contemplated Transactions, including, but not limited to, all related fees and expenses required to be paid by Parent and Acquisition Sub in connection with the Contemplated Transactions.

3.6 Financial Advisor. Except for Deutsche Bank Securities Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission or expense reimbursement in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Parent and Acquisition Sub.

3.7 Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Acquisition Sub is owned directly or indirectly by Parent.

3.8 Legal Proceedings. As of the date of this Agreement, there is no pending Legal Proceeding, and, to the Parent’s knowledge, no Person has threatened to commence any Legal Proceeding that involves Parent, Acquisition Sub or their respective subsidiaries challenging the validity or propriety of the Merger or any of the other Contemplated Transactions contemplated by this Agreement, which, if adversely determined, would have or reasonably be expected to have a Parent Material Adverse Effect.

3.9 No Other Representations or Warranties. Except for the representations and warranties contained in Section 2, Parent and Acquisition Sub acknowledge that none of the Acquired Corporations or any other Person on behalf of the Acquired Corporations makes any or has made any other express or implied representation or warranty with respect to the Acquired Corporations or with respect to any other information provided to Parent and Acquisition Sub.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries and their respective Representatives to (to the extent permitted under applicable Legal Requirements): (x) provide Parent and Parent’s Representatives with reasonable access during normal business hours upon reasonable notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any of its Subsidiaries to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations (subject to the Acquired Corporations’ reasonable security measures); and (y) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate with respect to the satisfaction by Parent or the Company of its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. All information exchanged pursuant to this Section 4.1 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent (upon its reasonable request and to the extent permitted under applicable Legal Requirements) with copies of:

(i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including: (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b) During the Pre-Closing Period, the Company covenants and agrees that Parent may retain environmental consultants and attorneys to conduct an environmental assessment of the real properties, assets, equipment and facilities owned or used by the Acquired Corporations (subject to the Acquired Corporations’ reasonable security measures). Such environmental assessment may consist of any activities deemed by Parent or its consultants to be reasonably necessary, including physical inspections of the real properties, assets, equipment and facilities, review of all relevant and available material records in the possession or under the control of the Acquired Corporations, review of relevant material Governmental Body records and contact with Governmental Body personnel, conduct of sampling activities and any other reasonable investigatory activities. The Company shall, and shall cause its Subsidiaries to, provide Parent’s environmental consultants and attorneys reasonable access during normal business hours to all real properties, assets, equipment and facilities owned or used by the Acquired Corporations, upon reasonable notice and in a manner as shall not unreasonably interfere with the business or operations of the Acquired Corporations, for purposes of conducting the environmental assessment.

(c) During the Pre-Closing Period, the Company covenants and agree that Parent may itself or through consultants, attorneys, or other experts retained by Parent, conduct reviews, assessments, evaluations and inquiries regarding the compliance of the Acquired Corporations with applicable Legal Requirements, including the Anti-Corruption Laws, Legal Requirements pertaining to export and import control, Government Contracts, privacy and personal information, Environmental Laws, including those pertaining to Conflict Minerals, product content and take-back, health and safety laws (subject to the Acquired Corporations’ reasonable security measures). The Company agrees to provide to Parent, its consultants, attorneys and experts, reasonable cooperation and access during normal business hours to Company employees, records and information in the possession or under the control of the Company, reasonably requested by Parent in connection with these reviews, assessments, evaluations and inquiries and in a manner as shall not unreasonably interfere with the business or operations of the Acquired Corporations.

Nothing in this Section 4.1 shall require the Acquired Corporations to disclose any information to the extent such disclosure would contravene any applicable Legal Requirements or would cause the waiver of any legal privilege, provided, that the parties will cooperate and use commercially reasonable efforts to find a way to allow diligence of such information in a manner that would not contravene any applicable Legal Requirements or cause such waiver of a legal privilege.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, unless required by any Legal Requirement: except (i) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld or delayed); (ii) as otherwise contemplated by this Agreement; (iii) as required by applicable Legal Requirements; or (iv) as set forth on Part 4.2 of the Disclosure Schedule: (A) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and substantially in accordance with past practices; and (B) the Company shall use commercially reasonable efforts to ensure that each Acquired Corporation preserves intact its current business organization, keeps available the services of its current officers, consultants and employees and maintains its relations and goodwill with all suppliers, customers, producers, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Corporation.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise, except for dividends by a wholly owned Subsidiary of the Company to its parent) in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any of its shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities of the Company, other than: (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plans; and (C) the acquisition by the Company of Company Options or Company Restricted Stock in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;

(ii) sell, issue, grant or authorize the issuance or grant of, or materially amend the terms of: (A) any capital stock or other security; (B) any option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

(iii) split, divide, subdivide, combine, consolidate or reclassify any of its capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock;

(iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option or equity compensation plans, any provision of any agreement evidencing any outstanding stock option, any outstanding restricted stock unit or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding equity-based compensation award or other security or any related Contract;

(v) adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization or similar transaction;

(vii) acquire any material equity interest or other material interest in any other Entity where such interest has a value in excess of $250,000;

(viii) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed (x) $2,000,000 in the aggregate in any given three month period, commencing from the date of this Agreement, or (y) $250,000 individually;

(ix) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract with a term of greater than six months or involving obligations on the part of the Acquired Corporation in excess of $250,000, or seek to amend, amend or seek to terminate, terminate, or waive or exercise any material right or remedy under, any Material Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right, other than in the ordinary course of business and as consistent with past practices;

(xi) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Lease with any payment in excess of $150,000 or for a term (in the case of lease, sublease or other occupancy agreement) of more than one year, in each case including renewals of existing leases;

(xii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Company or such Acquired Corporation, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than: (1) any such indebtedness incurred, assumed or otherwise entered into in the ordinary course of business and in accordance with past practices (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) for additional amounts after the date of this Agreement not in excess of $250,000 in the aggregate; and (2) any such indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; or (B) make any loans to any Person, except for travel or similar advances in the ordinary course of business and consistent with past practices;

(xiii) other than as required by applicable Legal Requirements, establish, adopt, terminate or materially amend any Employee Plan or any plan, practice, agreement, arrangement or policy that would be an Employee Plan if it was in existence on the date of this Agreement, pay any bonus or make any profit-sharing or similar payment to or for the benefit of, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its current or former directors, officers or employees (except that the Company may pay customary bonus payments consistent with past practices, and in the case of bonuses, payable in accordance with the bonus program scheduled on Part 4.2(b)(xiii) of the Disclosure Schedule and as Made Available to Parent);

(xiv) (A) hire any employee at the level of Vice President or above; (B) hire any employee with an annual base salary in excess of $135,000; or (C) promote any employee to a level of Vice President or above;

(xv) materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies;

(xvi) materially change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Legal Requirement, or (other than as required by GAAP for any assets which are required to be marked-to-market on a periodic basis) materially revalue any of its material assets;

(xvii) except as otherwise required by law and except to the extent that it would not have a materially adverse impact relating to Taxes of any Acquired Corporation for any taxable year or period beginning after the Closing, (A) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method of accounting for tax purposes, that is inconsistent with positions taken, elections made or methods used in similar Tax Returns filed in prior periods, (B) settle or otherwise compromise any claim, notice, audit report or assessment relating to any Tax, enter into any closing agreement or similar agreement relating to any Tax, otherwise settle any dispute relating to any Tax, (C) request any ruling or similar guidance with respect to any Tax, or (D) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any Tax;

(xviii) commence or settle any Legal Proceeding (other than a Legal Proceeding as a result of a Legal Proceeding commenced against the Company or any Company Subsidiaries except with respect to non-material disputes as may arise from time to time in the Company’s ordinary course of business);

(xix) enter into any material transaction with any of its Affiliates (other than the Company and any Company Subsidiary) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Section 4.2(b);

(xx) agree or commit to: (A) any fee, “profit sharing” payment or other consideration (including any increased rent payments or any other penalty), whether in cash or in any other form of consideration, in connection with any Consent from any Person relating to any Contract; or (B) provide additional security (including a guaranty, security interest or otherwise) with respect to any Contract;

(xxi) contribute any Acquired Corporation Product or Technology to Open Source Code or any Open Source Code project;

(xxii) (i) abandon, sell, license (other than non-exclusive end user licenses in the ordinary course of business consistent with past practice and on terms and conditions substantially similar to the Company’s standard terms and conditions) or otherwise assign or convey to any Person any ownership rights to any Company Intellectual Property or enter into any Contract with respect to any of the foregoing with any Person; (ii) buy or license or use any Intellectual Property Rights or enter into any Contract with respect to the Intellectual Property Rights of any Person other than licenses to generally available commercial software; (iii) enter into any Contract with respect to the development of any Intellectual Property Rights with a third party other than in the ordinary course of business consistent with past practices; (iv) materially change pricing or royalties charged by the Company to its existing customers or licensees or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to any of the Acquired Corporations; or (v) enter into any Contract for original design manufacturing, original equipment manufacturing, or solution reselling; or

(xxiii) agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 4.2(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent orally and in writing of: (i) the occurrence or non-occurrence of any event, condition, fact or circumstance that would be reasonably likely to cause any representation or warranty made by the Company in this Agreement to be untrue or inaccurate in any material respect at any time during such period; (ii) the failure by the Company to comply with or satisfy any covenant, condition or agreement to be satisfied by it pursuant to this Agreement, in the case of clauses “(i)” and “(ii)” if as a result of such breach any of the conditions set forth in Section 6.1 or 6.2 would not to be satisfied; (iii) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding commenced or, to the Company’s knowledge, threatened, against, relating to or involving or otherwise affecting, any of the Acquired Corporations that relates to any of the Contemplated Transactions; or (iv) any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties or covenants of the Company contained in this Agreement or any of the remedies available to Parent hereunder.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company orally and in writing of: (i) the occurrence or non-occurrence of any event, condition, fact or circumstance that would be reasonably likely to cause any representation or warranty made by the Parent or Acquisition Sub in this Agreement to be untrue or inaccurate in any material respect at any time during such period; (ii) the failure by Parent or Acquisition Sub to comply with or satisfy any covenant, condition or agreement to be satisfied by either entity pursuant to this Agreement, in the case of clauses “(i)” and “(ii)” if as a result of such breach any of the conditions set forth in Section 6.1 or 6.3 would not to be satisfied; (iii) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding commenced or, to Parent’s knowledge, threatened, against, relating to or involving or otherwise affecting Parent or Acquisition Sub that relates to any of the Contemplated Transactions; or (iv) any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties or covenants of Parent or Acquisition Sub contained in this Agreement or any of the remedies available to the Company hereunder.

(f) The Company shall timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period from any current or former employee, consultant, officer, member of the board of directors or other Person upon termination of such Person’s service to any of the Acquired Corporations where the repurchase price per share is less than the Merger Price; provided, however, that the Company shall use reasonable efforts to notify Parent in writing at least 10 days in advance of any such repurchase and, notwithstanding the above, shall only exercise any such repurchase right to the extent directed by Parent in writing.

(g) The Company will make available all resources as reasonably requested by Parent in order for Parent to assess the Company’s use of Open Source Software in Acquired Corporation Product Software. The Company will provide, and will ensure that all Acquired Corporations provide, to Parent a copy of all third-party software (excluding UV BIOS and UV BMC except as permitted by the applicable third-party licensors thereof) that is used in the development of or distributed with any Acquired Corporation Product Software, including any Open Source Software (including the source code form of such Open Source Software) that any Acquired Corporation obtains from a third-party.

(h) During the Pre-Closing Period, the Company will make or take all filings, payments or other actions required to be made or taken to maintain each item of Company Intellectual Property that is Owned Registered IP in full force and effect at least sixty (60) days before the applicable deadline for such filings, payments or other actions (such that at the Closing no such filings, payments or other actions are due less than sixty (60) days after the Closing).

4.3 No Solicitation.

(a) Except as permitted by this Section 4.3, the Company shall not (and shall not resolve or propose to) directly or indirectly, and shall ensure that each other Acquired Corporation and all Representatives of the Acquired Corporations do not (and do not resolve or propose to) directly or indirectly (other than with respect to Parent and Acquisition Sub): (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to obtaining the Company Stockholder Approval, Section 4.3(a) shall not prohibit the Company or its Representatives from furnishing non-public information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) such Acquisition Proposal did not result from a breach of Section 4.3(a); (ii) the board of directors of the Company determines in good faith, after having taken into account the advice of DBO, or another independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer; (iii) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations and containing other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of any of the Acquired Corporations that the Company may not take under this Section 4.3(a), whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of Section 4.3(a) by the Company.

(c) If the Company, any other Acquired Corporation or any of their directors, officers or financial advisors receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the material terms and conditions thereof, and, if available, a copy of any written documentation received by such Acquired Corporation setting forth such terms and conditions). The Company shall promptly (and in no event later than 24 hours) respond to reasonable requests from Parent with respect to the status of any such Acquisition Proposal or Acquisition Inquiry.

(d) The Company shall, and shall ensure that each other Acquired Corporation and all Representatives of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not in connection with an Acquisition Proposal, release or permit the release of any Person from, or amend or waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also shall promptly: (A) request each Person that has executed a confidentiality agreement or similar agreement in connection with its consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations; and (B) discontinue the access of any third party that, as of the date hereof, has access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(f) Except as permitted by Section 4.3(g) and Section 4.3(h), neither the board of directors of the Company nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub, permit the withdrawal or modification in a manner adverse to Parent or Acquisition Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation (any action described in this clause “(i)” being referred to as an “Adverse Recommendation Change”); or (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.

(g) Notwithstanding anything to the contrary contained in Section 4.3(f), the board of directors of the Company may, at any time prior to obtaining the Company Stockholder Approval, make an Adverse Recommendation Change and thereafter may cause the Company to terminate this Agreement in accordance with Section 7.1(e) and, concurrently with such termination, cause the Company to enter into a Specified Definitive Acquisition Agreement in accordance with and subject to compliance with Section 7.1(e) if: (i) an unsolicited, bona fide, written Acquisition Proposal that did not otherwise result directly or indirectly from a breach of the provisions of Section 4.3(a) is made to the Company and is not withdrawn; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of DBO or another independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent pursuant to clause (v) of this Section 4.3(g)) constitutes a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to make such an Adverse Recommendation Change would be inconsistent with the Company’s board of directors’ exercise of its fiduciary obligations to the Company’s stockholders under applicable law; (iv) prior to effecting such Adverse Recommendation Change, the Company’s board of directors shall have given Parent at least five Business Days’ prior written notice: (A) that it has received a Superior Offer; (B) that it intends to make an Adverse Recommendation Change; and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating to the terms thereof) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall require a new three Business Days’ advance written notice by the Company); and (v) during any such notice period(s), the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that such Acquisition Proposal shall cease to constitute a Superior Offer.

(h) Notwithstanding anything to the contrary contained in Section 4.3(f), the board of directors of the Company may, at any time prior to obtaining the Company Stockholder Approval, make an Adverse Recommendation Change, if: (i) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that relates to the Acquired Corporations but does not relate to any Acquisition Proposal that was not known to any of the Acquired Corporations on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Acquired Corporations as of the date of this Agreement), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Acquired Corporations prior to obtaining the Company Stockholder Approval (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) no Acquired Corporation, had knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event would occur or arise after the date of this Agreement; (iii) the Company provides Parent, at least two Business Days prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event; (iv) the Company’s board of directors determines in good faith, after having taken into account the advice of DBO or another independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent pursuant to clause (vi) of this Section 4.3(h)), the failure to make such an Adverse Recommendation Change would be inconsistent with the Company’s board of directors’ exercise of its fiduciary obligations to the Company’s stockholders under applicable law; (v) no Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change has been made for five Business Days after receipt by Parent of a written notice from the Company confirming that the Company’s board of directors has determined to make such an Adverse Recommendation Change in light of such Intervening Event; and (vi) during such five Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make such an Adverse Recommendation Change would no longer be inconsistent with the Company’s board of directors’ exercise of its fiduciary obligations to the Company’s stockholders under applicable law as a result of such Intervening Event.

(i) Nothing contained in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company or the Company’s board of directors from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to its stockholders if the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that failure to do so would be inconsistent with the Company’s board of directors’ exercise of its fiduciary obligations to the

Company’s stockholders under applicable law; provided, however, that this Section 4.3(i) shall not be deemed to permit the board of directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 4.3(f) except, in each case, to the extent permitted by Section 4.3(g) and Section 4.3(h).

4.4 Preparation of Proxy Statement; Stockholder Meeting.

(a) As promptly as practicable after the date of this Agreement, the Company shall (i) prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act (in any event no later than fifteenth calendar days after the date hereof) and (ii) set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall consult with Parent in good faith regarding the foregoing. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Acquisition Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Acquisition Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel.

(b) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than thirty-five calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the

Company Stockholders Meeting solely (i) with the prior written consent of Parent; (ii)(A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; provided, however, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to the preceding clause (ii)(A) and/or clause (ii)(B); or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Legal Requirements, adjourn the Company Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval; provided, however, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten Business Days or for any period that would require the Company to select a different record date for the Company Stockholders Meeting, provided, further, that Parent shall not be entitled to exercise the foregoing right to cause the adjournment of the Company Stockholders Meeting if the Company has previously exercised the right to adjourn such meeting contained in clause (ii)(A) or clause (ii)(B) of the prior sentence. Except in the case of an Adverse Recommendation Change specifically permitted by Section 4.3, the Company, through the board of directors of the Company, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 4.3, the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) its obligations pursuant to this Section 4.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

4.5 Stock Options and ESPP.

(a) Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time and is held by a Person providing services to an Acquisition Corporation immediately prior to the Effective Time shall be converted into a fully vested and exercisable option to purchase Parent Common Stock (each a “Parent Option”), with (i) the number of shares of Parent Common Stock subject to the Parent Option obtained by multiplying the number of shares subject to such Company Option by the Conversion Ratio, rounded down to the nearest whole share, and (ii) an exercise price equal to the exercise price for the Company Option divided by the Conversion Ratio and rounded up to the nearest whole cent. Each Parent Option shall otherwise be subject to the same terms and conditions as the converted Company Option.

(b) Restricted Stock Units. At the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any Company RSU that becomes settlable as a result of the consummation of the Merger and is settled in shares of Company Common Stock that, in turn, converts into the right to receive the Merger Price pursuant to Section 1.6(a)) and is held by a Person providing services to an Acquired Corporation immediately prior to the Effective Time shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume the Company RSUs, in accordance with the terms of the Company Equity Plan and/or restricted stock unit agreement by which each Company RSU is evidenced. All rights with regard to Company Common Stock under Company RSUs assumed by Parent shall thereupon be converted into RSUs with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (A) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company RSU assumed by Parent, (B) the Company RSUs assumed by Parent shall represent the right to receive shares of Parent Common Stock (or cash, if so provided under the terms of such Company RSU or required under applicable Legal Requirement) upon settlement of such Company RSU promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), (C) the number of shares of Parent Common Stock subject to each award of Company RSUs shall be equal to the number of shares of Company Common Stock subject to such award immediately prior to Effective Time (100% of the target number of shares of Company Common Stock set forth in the applicable award agreement governing the Company RSU as applied to any portion of the Company RSU that remains subject to performance-based vesting criteria, in each case to the extent such portion is outstanding immediately prior to the cancellation of such Company RSU pursuant to this Section 4.5(b)) multiplied by the applicable Conversion Ratio, rounded down to the nearest whole share, with any remaining fractional share discarded (except that in no event shall any vesting restrictions applicable to a Company RSU be accelerated unless so provided under the terms of such Company RSU or other Company Equity Plan), and (D) the performance-based vesting requirement shall be waived in favor of time based vesting over the original vesting period. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to the Merger Price and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange for each of the five consecutive trading days immediately preceding (but not including) the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate.

(c) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 4.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have no rights with respect thereto other than those specifically provided in this Section 4.5.

(d) No later than the later to occur of (x) twenty Business Days after the Effective Time and (y) three Business Days after Parent’s first filing after the Effective Time of a periodic report under the Exchange Act with the SEC that requires the inclusion of a consent from Parent’s independent public auditors, Parent shall file with the SEC, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company RSUs and Company Options assumed by Parent in accordance with Section 4.5.

(e) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) refund all participant contributions with respect to any terminated offering period under the ESPP; and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the date of this Agreement;. Prior to and effective as of the Effective Time, the Company shall terminate the ESPP.

4.6 FIRPTA. On the Closing Date, the Company shall provide to Parent (i) a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Closing Date signed under penalties of perjury and in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h); and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). Parent shall be authorized to file with the IRS on behalf of the Company any notice provided to by the Company pursuant to this Section 4.6.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Contemplated Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the Contemplated Transactions, to take all action necessary so that such Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Contemplated Transactions.

5.2 Regulatory Approvals; Consents.

(a) Each party shall use reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, the other Contemplated Transactions and the Voting Agreements, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act and any notification or other document required to be filed under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Merger, the other Contemplated Transactions and the Voting Agreements. The Company and Parent shall respond promptly to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters. At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.2(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other prior to taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the transactions contemplated hereby (including any such Legal Proceeding relating to any antitrust, competition or fair trade Legal Requirement); (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the Contemplated Transactions.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.2(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Subject to Section 5.2(e), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.2(e), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

(e) Notwithstanding anything to the contrary contained in Section 5.2 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action with respect to any of its respective business, product lines or assets of Parent, its Subsidiaries and any of the Acquired Corporations or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets.

5.3 Employee Benefits.

(a) The Company shall not take (or cause or permit to be taken) any action to terminate any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates), including any such plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”); provided, however, that if directed in writing by Parent prior to the Effective Time and, with respect to each 401(k) Plan, prior to the date on which the Effective Time occurs, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate any such employee benefit plan, with such termination effective as of the day immediately prior to the date on which the Effective Time occurs with respect to any such 401(k) Plan, and immediately prior to the Effective Time with respect to any other such employee benefit plan. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the date on which the Effective Time occurs) pursuant to resolutions of the board of directors of the Company or applicable Acquired Corporation, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request. If the 401(k) Plan is terminated in accordance with the foregoing, Parent shall promptly cause another tax-qualified retirement plan of Parent or an Affiliate to accept direct rollovers of the account balances (including promissory notes to the extent permitted under the terms of the Parent 401(k) plan) of active Continuing Employees.

(b) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) to the extent consistent with Parent’s policies, all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation, 401(k) and other employee benefit plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, to the extent consistent with Parent’s policies, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations or a predecessor company prior to the Effective Time to the same extent as such service was recognized under any analogous Employee Plan in effect immediately prior to the Effective Time. In addition, with respect to each plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Affiliates shall, to the extent consistent with the terms and policies of the relevant plans, take commercially reasonable efforts to, or to cause any third party insurance providers to, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations in the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Acquired Corporations in the plan year in which the Effective Time occurs.

(c) For a period of at least 12 months following the Effective Time, Parent shall (or shall cause an Affiliate to) provide each Continuing Employee during the period of such Continuing Employee’s employment with (i) a base salary or base rate of and (ii) target bonus and commission opportunities reasonably comparable in the aggregate to those provided to similarly situated employees of Parent and its Affiliates.

(d) To the extent that there is any Legal Requirement or binding obligation to inform, notify or consult with employees or their representatives with respect to the transactions contemplated by this Agreement, the Company shall reasonably cooperate with Parent to ensure that such notification, information or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, no Acquired Corporation shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Subsidiaries a third party beneficiary of this Section 5.3 or provide any such employee any rights relating hereto.

5.4 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect as an obligation of the Surviving Corporation (to the fullest extent such rights to indemnification are available under and consistent with Delaware law) until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation or Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the

Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”); provided, however, that: (i) the Surviving Corporation or Parent, as applicable, may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) neither the Surviving Corporation nor Parent shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy as disclosed in Part 2.19 of the Disclosure Schedule (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation or Parent, as applicable, shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation shall have the right in lieu of the foregoing to purchase a tail policy with substantially the same coverage as the Existing D&O Policy and the Parent and Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor their respective obligations thereunder from the Effective Time until the sixth anniversary of the Effective Time.

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.4.

(d) The provisions of this Section 5.4 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

5.5 Public Announcement. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions or the Voting Agreements; provided, however, that this sentence shall not apply to any press release or public statement made with respect to the Merger that is not inconsistent with, or more expansive in any material respect than, any prior press release or public statement validly made in accordance with this Section 5.5 or in connection with any Adverse Recommendation Change. Without limiting the generality of the foregoing, other than with respect to disclosures included in a prior press release or public statement validly made in accordance with this Section 5.5 or in connection with any Adverse Recommendation Change, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, make any disclosure to employees of any of the Acquired Corporations, to the public or otherwise regarding the Merger or any of the other Contemplated Transactions or the Voting Agreements unless: (i) Parent shall (prior thereto) have approved such disclosure; or (ii) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Legal Requirements or in connection with any Adverse Recommendation Change and shall have provided Parent (to the extent permitted under applicable Legal Requirements) with reasonable advance notice of the Company’s intention to make such disclosure and the content of such disclosure.

5.6 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its officers or directors relating to any of the Contemplated Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

5.7 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.8 Resignation of Officers and Directors. If requested by Parent, the Company shall use reasonable efforts to obtain and deliver to Parent at the Closing (effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations.

5.9 Removal of all Encumbrances. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary to update the inaccuracies in the records of the U.S. Patent and Trademark Office, U.S. Copyright Office, and any other Government Body (including foreign counterparts of the U.S. Patent and Trademark Office) pertaining to Owned Registered IP that are set forth in Part 2.9(f)(ii) of the Disclosure Schedule. During the Pre-Closing Period, the Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments to evidence or reflect all such applicable lien releases, changes of ownership and assignment records with respect to such Owned Registered IP. In addition to the requirements of Section 6.2(f), the Company agrees that on or before the Closing it shall use reasonable efforts to cause all Encumbrances (regardless of whether such Encumbrance or Indebtedness is included in the Disclosure Schedule), other than Encumbrances securing Indebtedness owed by the Company or any Company Subsidiary that exists at the Closing, to be terminated and to take any action necessary, including, without limitation, the filing of termination statements, to evidence the termination of any documents and filings evidencing the perfection of such Encumbrances.

5.10 Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the rules and regulations of the NASDAQ Stock Market) to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6. CONDITIONS PRECEDENT TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (provided that no party may invoke the failure or nonsatisfaction of either such condition if such party’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes the consummation of the Merger or any of the other Contemplated Transactions, illegal; provided, however, that prior to invoking this Section 6.1(a), a party shall have taken all actions required of such party under this Agreement to have any such injunction, order or Legal Requirement or other prohibition lifted.

(b) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(c) Antitrust Approvals. The waiting period (or any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated. Any waiting period applicable to the Merger under any applicable foreign antitrust or competition-related Legal Requirement shall have expired or been terminated, and any Consent required under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Merger shall have been obtained and shall be in full force and effect.

6.2 Additional Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations and the representations and warranties contained in Sections 2.3(a) and 2.3(c) (but for the purpose of satisfying the conditions set forth in this Section 6.2(a), excluding Section 2.3(c)(iv)), Section 2.5(a) and Section 2.23, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for any inaccuracies in such representations and warranties (considered collectively) that do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations: (1) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (iii) the representations and warranties contained in Section 2.5(a) and Section 2.23 shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (iv) the representations and warranties contained in Sections 2.3(a) and 2.3(c) (but for the purpose of satisfying the conditions set forth in this Section 6.2(a), excluding Section 2.3(c)(iv)) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature or are otherwise not material will be disregarded.

(b) Covenants and Agreements. The Company shall have complied with and performed in all material respects each covenant or agreement contained in this Agreement that the Company is required to comply with or to perform at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing.

(d) Officers’ Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b)” and “(c)” of this Section 6.2 have been duly satisfied.

(e) No Legal Proceedings. There shall not be pending any Legal Proceeding in which any Governmental Body is a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the consummation of the Merger or any of the other Contemplated Transactions or the Voting Agreements; (ii) relating to the Merger or any of the other Contemplated Transactions or the Voting Agreements and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; (iv) that could materially and adversely affect the right or ability of Parent, or any of the Acquired Corporations, to own the assets or operate the business of any of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Company Common Stock or any material assets as a result of the Merger or any of the other Contemplated Transactions.

(f) Pay-off Letter. Parent shall have received a duly executed payoff letter in customary form from Morgan Stanley Senior Funding, Inc. pertaining to the Loan Agreement providing for the release of all Encumbrances in favor of such party upon the discharge in full in accordance with such payoff letter.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for any inaccuracies in such representations and warranties (considered collectively) that do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Covenants and Agreements. Each of Parent and Acquisition Sub shall have complied with and performed in all material respects each covenant or agreement contained in this Agreement that it is required to comply with or to perform at or prior to the Closing.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a duly authorized officer of each of Parent and Acquisition Sub confirming that the conditions set forth in clauses “(a)” and “(b)” of this Section 6.3 have been duly satisfied.

Section 7. TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned (other than in the case of Section 7.1(a), by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties):

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company at any time prior to the Effective Time if a court or other Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) making the consummation of the Merger, illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting, including any adjournment or postponement thereof;

(d) by either Parent or the Company if the Closing shall not have occurred on or prior to May 11, 2017 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if such party’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the Closing not occurring on or prior to the Outside Date;

(e) (i) by Parent at any time prior to the Closing if a Triggering Event shall have occurred and (ii) subject to the Company’s compliance with Section 4.3(g), by the Company at any time prior to the Closing in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”), if: (A) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a Specified Definitive Acquisition Agreement; (B) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into the Specified Definitive Acquisition Agreement with respect to such Superior Offer; and (C) the Company immediately prior to or concurrently with such termination, pays to Parent the payment required to be made to Parent pursuant to Section 7.3(a);

(f) by Parent at any time prior to the Closing if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate and continue to be inaccurate as of the Closing Date, such that the condition set forth in clause “(a)” of Section 6.2 would not be satisfied; or (ii) the Company shall have failed to perform any of its covenants or agreements contained in this Agreement, such that the condition set forth in clause “(b)” of Section 6.2 would not be satisfied; provided, however, that if (A) any inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform any of the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to perform; and (B) the Company is continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent of Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(g) by the Company at any time prior to the Closing if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate and continue to be inaccurate as of the Closing Date, such that the condition set forth in clause “(a)” of Section 6.3 would not be satisfied; or (ii) Parent shall have failed to perform any of its covenants or agreements contained in this Agreement and such failure has or would reasonably be expected to have a Parent Material

Adverse Effect; provided, however, that if: (A) any inaccuracy of any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or 30 days after the date on which Parent is notified by the Company in writing of such breach or failure to perform; and (B) Parent is continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Section 2.28, Section 3.6, Section 5.5, this Section 7.2, Section 7.3 and Section 8 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from any Liability for any willful, intentional and material inaccuracy in any representation or warranty contained in this Agreement or willful, intentional and material breach of any covenant or agreement contained in this Agreement.

7.3 Expenses; Termination Fees.

(a) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) (in the case of Section 7.1(f)(i), only in the event of a willful and material breach of the Company’s representations or warranties contained in this Agreement); and (i) at or prior to the time of the Company Stockholder Meeting an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made; and (ii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Acquisition Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $12,200,000; provided, however, that for purposes of clause “(ii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 7 at any time after the occurrence of a Triggering Event, then the Company shall pay to Parent in cash a non-refundable fee in the amount of $12,200,000 (i) immediately prior to or concurrently with such termination by the Company pursuant to Section 7.1(c) or (ii) within two Business Days after such termination in other cases.

(c) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3, are an integral part of the Contemplated Transactions, and that, without these agreements, Parent would not have entered into this Agreement.

Accordingly, if the Company fails to pay when due any amount payable under this Section 7.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(d) The fees payable pursuant to this Section 7.3 shall be paid by the Company free and clear of all deductions or withholdings. In the event that a deduction or withholding is required by applicable Legal Requirements, the Company shall pay such additional amount as shall be required to ensure that the net amount received by Parent shall equal the full amount which would have been received by it, had no such deduction or withholding been required to be made, and the Company shall indemnify Parent for such withholding or deductions, and interest, additions to tax and penalties thereon.

Section 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. This Agreement may be amended by the Company, Parent and Acquisition Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 Waiver. At any time prior to the Effective Time, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger. This Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.4 Entire Agreement; Counterparts. This Agreement (including all Exhibits and Schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.9 shall be effective service of process for any such action.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(c).

8.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered section in Section 2 (or other applicable provision of this Agreement), or any other section or subsection to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section or subsection.

8.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned by the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than: (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.4).

8.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Acquisition Sub:

Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, CA 94304

Attention: General Counsel

Facsimile: (650) 857-2012

Email: such email addresses as Parent may specify

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building 1

Palo Alto, CA 94304

Attention: Jennifer Fitchen, Esq.

Facsimile: (650) 565-7100

Email: jfitchen@sidley.com

if to the Company:

Silicon Graphics International Corp.

900 North McCarthy Blvd.

Milpitas, California 95035

Attention: General Counsel

Facsimile: (408) 934-9059

Email: kirkwilliams@sgi.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan A. Murr, Esq.

Facsimile: (415) 374-8430

Email: rmurr@gibsondunn.com

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to obtain, without proof of actual damages (and the parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which the non-breaching party is entitled at law or in equity.

8.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

SATELLITE ACQUISITION SUB, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary

SILICON GRAPHICS INTERNATIONAL CORP.

By:	/s/ Jorge Titinger
Name:	Jorge Titinger
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

401(k) Plan. “401(k) Plan” shall have the meaning set forth in Section 5.3(a).

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.3(b).

Acquired Corporation Data. “Acquired Corporation Data” means all right, title and interest in and with respect to the data contained in the Acquired Corporation IT Systems or any databases of the Acquired Corporations (including any and all Trade Secrets and User Data) and all other information and data compilations used by, or necessary to the business of, the Acquired Corporations.

Acquired Corporation Databases. “Acquired Corporation Databases” shall have the meaning set forth in Section 2.9(s).

Acquired Corporation IT Systems. “Acquired Corporation IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Corporations.

Acquired Corporation Privacy Policy. “Acquired Corporation Privacy Policy” means each external or internal, past or present privacy policy of any Acquired Corporation, including any policy relating to: (a) the privacy of individuals in connection with any Acquired Corporation Web Site, Acquired Corporation Software or Acquired Corporation Product; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

Acquired Corporation Product. “Acquired Corporation Product” shall mean any product (including hardware or software products) or service (including servers, storage, software solutions and websites): (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Acquired Corporation; (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person); or (c) contemplated for development or otherwise part of the product roadmap.

Acquired Corporation Product Software. “Acquired Corporation Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party, and including firmware and other software embedded in hardware devices) contained or included in or provided with any Acquired Corporation Product or used directly in the development, manufacturing, maintenance, repair, support, testing or performance of any Acquired Corporation Product.

Acquired Corporation Service Provider. “Acquired Corporation Service Provider” means any current or former employee, worker, independent contractor, consultant, advisor, officer or director of any of the Acquired Corporations or any Affiliate of any of the Acquired Corporations.

Acquired Corporation Software. “Acquired Corporation Software” means Computer Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Acquired Corporation (excluding any “off-the-shelf” third party Computer Software that is generally available on standard commercial terms, is not distributed by any Acquired Corporation, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any product or service of any Acquired Corporation, and is not otherwise material to business of any Acquired Corporation).

Acquired Corporation User Agreement. “Acquired Corporation User Agreement” means each Acquired Corporation Contract that constitutes a user agreement, terms of use, terms of service, developer agreement, or end user license agreement that governs (or is intended to govern) each user’s or developer’s access to and use of any Acquired Corporation Web Site, any Acquired Corporation Software, or any Acquired Corporation Product.

Acquired Corporation Web Site. “Acquired Corporation Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations, including the web site located at www.sgi.com.

Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company Subsidiaries.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Affiliates) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Sub. “Acquisition Sub” shall have the meaning set forth in the preamble to this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company or the surviving entity in a merger or the resulting direct or indirect parent of the Company or surviving entity; or (iii) in which the Company issues securities representing 15% or more of the outstanding securities of any class of voting securities of the Company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter); or

(c) any liquidation or dissolution of any of the Acquired Corporations whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter).

Adverse Recommendation Change. “Adverse Recommendation Change” shall have the meaning set forth in Section 4.3(f).

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Affiliated Group. “Affiliated Group” shall mean an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Acquired Corporation or any direct or indirect predecessor of any Acquired Corporation, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis with respect to any Tax that, at any time on or before the Closing Date, includes or has included any Acquired Corporation or any direct or indirect predecessor of any Acquired Corporation.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).

Bid. “Bid” shall have the meaning set forth in Section 2.10(d)(i).

Book-Entry Shares. “Book-Entry Shares” shall have the meaning set forth in Section 1.7(b).

Business Day. “Business Day” shall have the meaning given such term in Rule 14d-1(g) under the Exchange Act.

Closing. “Closing” shall have the meaning set forth in Section 1.3.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” shall have the meaning set forth in preamble to this Agreement.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant, advisor or director of or to any of the Acquired Corporations or any Company Affiliate.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in the Recitals.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Equity Plans. “Company Equity Plans” shall mean, collectively, the 2014 Omnibus Incentive Plan, the 2006 New Recruit Equity Incentive Plan, the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan and the 2005 Employee Stock Purchase Plan, each as amended.

Company Financial Statements. “Company Financial Statements” shall mean the: (a) audited consolidated balance sheets of the Company and its Subsidiaries as of June 28, 2013, June 27, 2014 and June 26, 2015 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, including the notes thereto and the reports of Deloitte & Touche LLP thereon; and (b) unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 25, 2016 and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the nine months then ended.

Company Government Contract. “Company Government Contract” shall have the meaning set forth in Section 2.10(d)(i).

Company Government Subcontract. “Company Government Subcontract” shall have the meaning set forth in Section 2.10(d)(i).

Company Intellectual Property. “Company Intellectual Property” shall mean: (a) all Intellectual Property Rights in or to the Acquired Corporation Products (including Acquired Corporation Product Software); and (b) all other Intellectual Property Rights in which any of the Acquired Corporations has (or purports to have) an ownership interest or a license, or that is otherwise used or to be used in the business of any of the Acquired Corporations as currently conducted or as currently proposed to be conducted.

Company IP Contract. “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is or was a party or by which any Acquired Corporation is or was bound, that contains any assignment or license of, or rights regarding or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property or any Technology developed by, with or for any of the Acquired Corporations.

Company Leases. “Company Leases” shall have the meaning set forth in Section 2.8(b).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Acquired Corporations, taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that, with respect to clause “(a)” above, a change shall not be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur) if such change results from: (i) adverse economic, financial and political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or in other locations in the world in which the Acquired Corporations have material operations that do not disproportionately affect the Acquired Corporations relative to the other participants in the industry in which the Acquired Corporations operate; (ii) adverse economic, financial and political conditions that generally affect the industry in which the Acquired Corporations operate and that do not disproportionately affect the Acquired Corporations relative to the other participants in such industry; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) changes or prospective changes in applicable law, GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, in each case after the date hereof; (v) the announcement or pendency or consummation of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, or Governmental Body (it being understood that this clause (v) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vi) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any changes in the price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); or (vii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, arising out of Merger or in connection with any of the Contemplated Transactions.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

Company Restricted Stock. “Company Restricted Stock” shall mean shares of Company Common Stock subject to vesting or other lapse restrictions (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company RSUs. “Company RSUs” shall mean each award of restricted stock units representing the right to receive shares of Company Common Stock (whether subject to time or performance vesting and whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted).

Company SEC Documents. “Company SEC Documents” shall mean each report, schedule, registration statement, proxy, form, statement or other document filed with, or furnished to, the SEC by the Company.

Company Stockholder Approval. “Company Stockholder Approval” shall have the meaning set forth in Section 2.25.

Company Stockholder Meeting. “Company Stockholder Meeting” shall have the meaning set forth in Section 4.4(b).

Company Subsidiary. “Company Subsidiary” shall mean each of the Subsidiaries of the Company.

Computer Software. “Computer Software” shall mean any and all computer software and code whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement dated as of August 8, 2015, by and between the Company and the other party thereto, as supplemented by that Mutual Nondisclosure Agreement dated as of August 8, 2016, by and between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by this Agreement, including the Merger.

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 5.3(b).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Conversion Ratio. “Conversion Ratio” shall have the meaning set forth in Section 4.5(b).

Copyright. “Copyright” shall have the meaning set forth in the definition of Intellectual Property Rights.

COTS Software. “COTS Software” shall have the meaning set forth in Section 2.9(c)(i).

Customer. “Customer” shall have the meaning set forth in Section 2.9(e)(vii).

DBO. “DBO” shall have the meaning set forth in Section 2.27.

DGCL. “DGCL” shall have the meaning set forth in the Recitals.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 and that has been delivered by the Company to Parent on the date of this Agreement.

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

EDGAR. “EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.4.

Employee Plans. “Employee Plans” shall have the meaning set forth in Section 2.17(a).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, interest, claim, infringement, interference, option, license, right of first refusal, preemptive right, community property interest, easement, encroachment, covenant, right of way, defect in title or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Enforceability Exceptions. “Enforceability Exceptions” shall mean: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against Liabilities under securities laws in connection with the offering, sale or issuance of securities.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to: (a) pollution or to the protection of human health, the environment (including air, surface water, ground water, land surface, soil vapor, indoor air, or subsurface strata) or natural resources; (b) emissions, discharges, releases or threatened releases of Materials of Environmental Concern; or (c) the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Materials of Environmental Concern or any product or waste containing Materials of Environmental Concern, including any product content, labeling, packaging, disclosure or product take-back requirements including but not limited to the E.U. Restrictions on the Use of Certain Hazardous Substances in Electrical & Electronic Equipment (Directive 2011/65/EU), E.U. Registration, Evaluation, Authorisation and Restriction of Chemicals and Similar Regulations; U.S. Toxic Substances Control Act and California Proposition 65; E.U. Waste Electrical and Electronic Equipment (Directive 2012/19/EU), California, the California Supply Chain Transparency Act and Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act pertaining to Conflict Minerals and laws pertaining to the health and safety of employees.

ERISA. “ERISA” shall have the meaning set forth in Section 2.17(a).

ESPP. “ESPP” shall have the meaning set forth in Section 2.3(a).

European Union Data Protection Directive. “European Union Data Protection Directive” shall mean Directive 95/46/EC of the European Parliament and of the Council of 24 October, 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Existing D&O Policy. “Existing D&O Policy” shall have the meaning set forth in Section 5.4(b).

Export Approvals. “Export Approvals” shall have the meaning set forth in Section 2.13(c)(i).

FAR. “FAR” shall have the meaning set forth in Section 2.10(d)(i)(J).

FCPA. “FCPA” shall have the meaning set forth in Section 2.14(a).

Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any Liability; (b) any Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Employee Plan that covers or has covered any former or current employee, consultant or director of any of the Acquired Corporations whose services are or have been performed primarily outside of the United States.

Former Government Employee. “Former Government Employee” shall have the meaning set forth in Section 2.10(d)(vii).

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including any of the foregoing that relate to export control); or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any court or other tribunal and any stock exchange or self-regulatory organization).

Grant Date. “Grant Date” shall have the meaning set forth in Section 2.3(b).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. “Indebtedness” shall mean, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, and (e) all guarantees and all arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

Indemnified Persons. “Indemnified Persons” shall have the meaning set forth in Section 5.4(a).

Intellectual Property Rights. “Intellectual Property Rights” shall mean the worldwide common law and statutory rights associated with the following: (a) patents (including utility, utility model, design patents, and certificates of invention), patent applications (including additions, provisional, national, regional, and international applications, as well as original, continuation, continuation-in-part, divisional, continued prosecution applications, requests for examination, re-issues, and re-examination applications), and all re-issues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, re-examinations, continuations and continuations-in-part thereof (“Patents”); (b) know how, techniques, processes, technical data, customer lists, business, technical and know-how information, non-public information, confidential information and rights to limit the use or disclosure thereof by any party, and trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) (“Trade Secrets”); (c) copyrights and mask works, whether registered or not, works of authorship and all other rights corresponding thereto, including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (d) trademarks, trade names, service marks, service names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As) and logos, and all goodwill symbolized thereby and associated therewith (“Trademarks”); (e) Uniform Resource Locators, website addresses and domain names (“Internet Properties”) and (f) with respect to “(a)” through “(e),” all claims for Liabilities by reason of past, current and future infringement thereof, with the right to sue for, and collect, the same. Intellectual Property Rights excludes the tangible embodiment of any of the foregoing.

Internet Properties. “Internet Properties” shall have the meaning set forth in the definition of Intellectual Property Rights.

Intervening Event. “Intervening Event” shall have the meaning set forth in Section 4.3(h).

IRS. “IRS” shall mean the United States Internal Revenue Service.

IT System. “IT System” shall mean the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in the business of the Acquired Corporations as currently conducted and currently contemplated by the Company to be conducted.

knowledge. “knowledge” shall mean, with respect to the Company, (a) the actual knowledge of the individuals listed in Part 1.1 of the Disclosure Schedule, and (b) any knowledge that any of such individuals would have obtained if such individual had performed his or her duties in a manner reasonably expected of someone holding the position such individual holds with the applicable Acquired Corporation.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.8(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market).

Liabilities. “Liabilities” shall mean any and all liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured.

Loan Agreement. “Loan Agreement” shall mean the Credit Agreement dated as of January 27, 2015, by and among the Company, as Borrower, certain lenders, and Morgan Stanley Senior Funding, Inc. as Administrative Agent and Collateral Agent.

Made Available. “Made Available” shall mean, with respect to any documents or other materials relating to the Acquired Corporations, that such documents or other materials were actually delivered by the Company to Parent or its counsel at least three Business Days prior to the date of this Agreement or were at all times between 11:59 pm Pacific time on August 8, 2016 and the date of this Agreement located in a section of the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent and accessible to Parent or its counsel.

Material Contract. “Material Contract” shall have the meaning set forth in Section 2.10(a).

Material of Environmental Concern. “Material of Environmental Concern” shall mean chemicals, pollutants, contaminants, emissions, wastes, substances, petroleum and petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, mold, chlorofluorocarbons and all other ozone-depleting substances, and any other substance that is now or hereafter regulated by, or gives rise to Liability under, any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Maximum Premium. “Maximum Premium” shall have the meaning set forth in Section 5.4(b).

Measurement Date. “Measurement Date” shall have the meaning set forth in Section 2.3(a).

Merger. “Merger” shall have the meaning set forth in the Recitals.

Merger Price. “Merger Price” shall have the meaning set forth in Section 1.6(a)(iv).

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 25, 2016 included in the Company Financial Statements.

Open Source Code. “Open Source Code” shall mean any Computer Software that is distributed under “open source” or “free software” terms or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses), including any Computer Software distributed under the GNU Affero General Public License (AGPL), MIT License (MIT), Artistic License, GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms that: (a) require or condition the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) otherwise impose any limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute such Computer Software or any derivative work of such Computer Software.

Other Registered IP. “Other Registered IP” shall have the meaning set forth in Section 2.9(b).

Outside Date. “Outside Date” shall have the meaning set forth in Section 7.1(d).

Owned Real Property. “Owned Real Property” shall have the meaning set forth in Section 2.8(a).

Owned Registered IP. “Owned Registered IP” shall have the meaning set forth in Section 2.9(b).

Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall have the meaning set forth in Section 3.3.

Parent Option. “Parent Option” shall have the meaning set forth in Section 4.5(a).

Patents. “Patents” shall have the meaning set forth in the definition of Intellectual Property Rights.

Paying Agent. “Paying Agent” shall have the meaning set forth in Section 1.7(a).

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 1.7(a).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, marital status, health, economic status, professional training, personal beliefs, opinions or any other piece of information that can be used to identify, contact or precisely locate a natural person (including Internet protocol address, device identifier or other persistent identifier); and any “personal data,” as defined by the European Union Data Protection Directive, and any national Legal Requirements implementing such directive

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1(a).

Proxy Statement. “Proxy Statement” shall have the meaning set forth in Section 2.29.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued, or granted under the authority of, with or by any Governmental Body, including all issued Patents, registered Copyrights, registered Trademarks, Internet Properties and all applications for any of the foregoing.

Related Persons. “Related Persons” shall include: (i) the former, current and future directors, officers, employees, agents, stockholders, Representatives, Subsidiaries, Affiliates and assignees of Parent; and (ii) any former, current or future director, officer, Affiliate or assignee of any Person described in clause “(i).”

Representatives. “Representatives” shall mean any officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Section 409A. “Section 409A” shall mean Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Definitive Acquisition Agreement. “Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 7.1(e).

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Section 2.25 and Section 2.27.

Standard User License. “Standard User License” shall have the meaning set forth in Section 2.9(c)(ii).

Stock Certificates. “Stock Certificates” shall have the meaning set forth in Section 1.7(b).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal, which the board of directors of the Company determines in good faith, after taking into account the advice of DBO, or another independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, is: (i) more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder); and (ii) is reasonably likely to be consummated on the terms proposed; provided, that for purposes of this definition of “Superior Offer” and the definition of “Acquisition Proposal” as used in this definition, the references to 15% in the definition of Acquisition Transaction shall be deemed to be references to 50%.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1.

Takeover Statute. “Takeover Statute” shall have the meaning set forth in Section 2.23.

Tax. “Tax” (and, with correlative meaning, “Taxes”) includes (a) any federal, state, local, foreign, net income, gross income, gross receipts, profits, gains, registration, net worth, capital, windfall profit, severance, premium, real property, personal property, production, sales, use, transaction, stock, license, excise, franchise, employment, payroll, wages, lease, service, service use, withholding on amounts paid to or by any Person, social security, unemployment, welfare, disability, occupation, worker’s compensation, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, assessments, charges, levies, governmental fee or other like assessment or charge of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect to which a Person may have a duty to collect or withhold and remit any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (b) any Liability for the payment of amounts determined by reference to amounts described in clause “(a)” as a result of being or having been a member of any Affiliated Group.

Tax Return. “Tax Return” shall mean any return (including any information return, claim for refund or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, including any amendments thereof, required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Technical Regulations. “Technical Regulations” shall mean any Legal Requirement pertaining to electromagnetic compatibility, product safety, electrical safety, radio communications, telecommunications, consumer protection, radiation emitting devices, electrical appliances, energy efficiency, CE Mark, and any Legal Requirement issued by or regulated by the FCC or similar organization.

Technology. “Technology” shall mean tangible embodiments, whether in electronic, written or other media, of technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, formulae, hardware, Software, databases, content, information, lab notebooks, specifications, development and lab equipment, processes, prototypes, know-how and devices. “Technology” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

Top Customers. “Top Customers” shall have the meaning set forth in Section 2.11(c).

Top Suppliers. “Top Suppliers” shall have the meaning set forth in Section 2.11(d).

Trade Secrets. “Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property Rights.

Trademark. “Trademark” shall have the meaning set forth in the definition of Intellectual Property Rights.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made an Adverse Recommendation Change; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) the board of directors of the Company fails to reaffirm unanimously and publicly its recommendation of this Agreement and the Merger, within five Business Days (or, if earlier, prior to the time of the Company Stockholder Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly following the delivery of a notice by the board of directors of the Company to Parent pursuant to Section 4.3(g) or 4.3(h); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced by a third party and the Company shall not have sent to its security holders, within five Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the time of the Company Stockholder Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger; (e) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release that reaffirms its recommendation of this Agreement and the Merger, within five Business Days (or, if earlier, prior to the time of the Company Stockholder Meeting) after such Acquisition Proposal is publicly announced; or (f) the Company, any of its Subsidiaries or any of their respective Representatives shall have breached any of the provisions in Section 4.3 in any material respect, which results in an Acquisition Proposal.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any Acquired Corporation from users of any Acquired Corporation website.

Viruses. “Viruses” shall have the meaning set forth in Section 2.9(k).

Voting Agreements. “Voting Agreements” shall have the meaning set forth in the Recitals.

WARN Act. “WARN Act” shall have the meaning set forth in Section 2.17(k).